SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UNITED COMMUNITY FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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UNITED COMMUNITY FINANCIAL CORP.

275 West Federal Street

Youngstown, Ohio 44503-1203

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

Time: 10:00 a.m., Eastern Time (ET)

Date: Thursday, April 28, 2016.

Place:	Ford Family Recital Hall, Deyor Performing Arts Center 260 West Federal Street, Youngstown, Ohio 44503

Items of Business:

1.	To elect three directors of the Company for terms expiring in 2019;

2.	To hold an advisory (non-binding) vote on executive compensation;

3.	To ratify the selection of Crowe Horwath LLP as the Company’s independent auditor for 2016;

4.	To approve the amendment to the Company’s articles of incorporation set forth on Exhibit A to this proxy statement to change the voting requirement for matters presented to shareholders from a shares outstanding requirement to a votes cast requirement; and

5.	To transact any other business that may properly come before the Annual Meeting.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote electronically.

Record Date: Only shareholders of record at the close of business on March 4, 2016 are entitled to receive notice of, and to vote at, the Annual Meeting.

How to Vote: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please cast your vote promptly by doing any of the following:

Submitting your vote by Internet—Visit www.edocumentview.com/ucfc.

Voting by phone—Call toll free 1-800-652-VOTE (8683) within the USA, US territory and Canada and follow the instructions.

Mailing your signed proxy form—Sign, date, and promptly return the enclosed proxy card, following the instructions on the proxy card.

Contacting your broker, bank, or other intermediary—If you are a street name shareholder (i.e., you hold your shares through a broker, bank, or other nominee), please vote your shares as soon as possible by following the instructions from such intermediary.

PLEASE NOTE: Submitting a proxy in either electronic or printed form does not affect your right to vote in person at the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person, even if you have previously submitted a proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2016

On March 18, 2016, we began mailing the Notice of Internet Availability of Proxy Materials to shareholders of record as of March 4, 2016, and we posted our proxy materials on the website referenced in such Notice (www.edocumentview.com/ucfc). By visiting this website, you will find the Proxy Statement, the accompanying Notice, and the annual report for United Community Financial Corp. on Form 10-K for the year ended December 31, 2015. If you received a Notice of Internet Availability and would prefer a printed copy of the proxy materials and annual report, please follow the instructions provided in the Notice.

UNITED COMMUNITY FINANCIAL CORP.

275 West Federal Street

Youngstown, Ohio 44503-1203

(330) 742-0500

PROXY STATEMENT

The Board of Directors (the “Board of Directors” or the “Board”) of United Community Financial Corp., an Ohio corporation (“UCFC” or the “Company”), solicits the enclosed proxy for use at the 2016 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Deyor Performing Arts Center, 260 West Federal Street, Youngstown, Ohio, in the Ford Family Recital Hall at the Eleanor Beecher Flad Pavilion on April 28, 2016, at 10:00 a.m., Eastern Time, and at any adjournments thereof.

The Deyor Performing Arts Center (also known as Powers Auditorium) is located directly across from our corporate headquarters, The Home Savings and Loan Company building, on the corner of West Federal Street and Symphony Place. Parking generally is limited to metered parking along West Federal Street, Vindicator Square and Symphony Place. There also are some free parking spaces on Vindicator Square along our building and handicapped spaces on West Federal Street in and around our building.

Additionally, there are a variety of ABM Parking Lots available to the public located throughout downtown Youngstown. There are two lots that are most convenient to the DeYor Performing Arts Center. One is located directly across from the front doors of the DeYor Performing Arts Center and costs $2.50. Parking is limited, however, as most of the parking spaces are pre-purchased. The parking lot with the most available spaces is the lot located directly across from the front doors of the Vindicator Building on Vindicator Square, south of the Tyler Mahoning Valley History Center located on West Federal Street. This lot costs $2.00 and has two handicap spots (which are available on first come, first serve basis).

QUESTIONS & ANSWERS

What is a Proxy? What is a Proxy Statement?

A proxy is another person that you legally designate to vote your shares. If you designated someone as your proxy in a written document, the document also is called a proxy or a proxy card.

A proxy statement is a document that the Securities and Exchange Commission (“SEC”) requires that we make available to you when we ask you to vote your shares at the Annual Meeting. The proxy statement provides you with information to help you vote in an informed manner on matters to be brought up at the Annual Meeting. This proxy statement, notice of the 2016 Annual Meeting, notice of internet availability, form of proxy and the 2015 UCFC annual report are first being sent or made available to shareholders on or about March 18, 2016.

Why am I receiving these materials?

You received these materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. As a shareholder, you are invited to attend the Annual Meeting and are entitled to vote on the items of business described in this proxy statement.

Who is conducting the proxy solicitation? What methods may they use to solicit proxies?

In addition to the directors, officers and other employees of the Company and The Home Savings and Loan Company of Youngstown, Ohio (“Home Savings”), the Company has retained Alliance Advisors, LLC, a proxy soliciting firm, to assist in obtaining proxies from you and other shareholders for the Annual Meeting. Alliance Advisors may use telephone, mail, facsimile or email to obtain proxies from registered holders, brokerage firms, bank nominees and other institutions. The directors, officers and employees of the Company and Home Savings may solicit proxies in person or by telephone, telecopy, mail or e-mail.

Additional information regarding the Company’s engagement of Alliance Advisors and the costs of the proxy solicitation process has been provided below.

Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

As permitted by the SEC rules, we are making this proxy statement and our 2015 annual report available to our shareholders electronically, via the Internet. On or about March 18, 2016, we mailed to our shareholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) and posted our proxy materials on the website referenced in the Notice (www.edocumentview.com/ucfc).

If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail, unless you request a copy. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and the annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions contained in the Notice to request such materials. If you previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as requested.

Whether or not you expect to attend the Annual Meeting, we encourage you to take advantage of the electronic voting to ensure that your vote is counted at the Annual Meeting.

I share an address with another shareholder, and we received one copy or multiple copies of the proxy materials. How may we obtain multiple copies or only one copy in the future?

When multiple shareholders share a single address, the Company sends a single annual report and proxy statement to that address unless it receives instructions to the contrary. However, each shareholder of record will receive a separate proxy card. This practice, known as “householding,” is designed to reduce printing and postage costs.

If you wish to receive a separate copy of these materials this year, please send your written request to the Secretary of the Company at the above address or call (330) 742-0500. You may discontinue householding entirely by contacting our stock transfer agent, Computershare, by telephone at (800) 622-6757 or by written instructions sent to Computershare at P.O. Box 30170, College Station, Texas 77842-3170.

A record holder also may request householding by contacting Computershare as noted above. Those holding shares in “street name” may request householding by contacting their bank, broker or other holder of record.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the accompanying Notice, including:

•	The re-election of Zahid Afzal, Patrick W. Bevack, and Scott N. Crewson as directors of the Company for three year terms expiring in 2019;

•	A non-binding advisory vote to approve the executive compensation;

•	Ratification of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for 2016;

•	A proposal to amend the shareholder vote requirement contained in the Company’s articles of incorporation; and

•	Any other business that may properly come before the Annual Meeting.

In addition, management will report on the state of the Company and respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting? What are the voting rights of those entitled to vote?

Holders of the Company’s common shares at the close of business on the record date may vote at the Annual Meeting. As of March 4, 2016, there were 47,634,899 shares outstanding and, thus, eligible to be voted at the meeting. Each outstanding share will be entitled to one vote on each matter.

What is the Record Date? What does it mean?

The record date for the Annual Meeting is March 4, 2016. The record date is established by our Board, as required by Ohio law. Only those who hold shares of the Company as of the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

What is the difference between a shareholder of record and a “street name” holder?

Shareholder of Record: If your shares are registered directly in your name with the Company, you are considered the shareholder of record, or a registered holder, with respect to those shares.

Street Name Holder: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

How do I vote before the Annual Meeting?

Shareholders of Record: If you are a shareholder of record, you can submit your proxy to be voted at the meeting:

•	By Internet—If you have Internet access, we encourage you to vote on www.edocumentview.com/ucfc by following instructions on the Notice or proxy card;

•	By telephone—Call toll free 1-800-652-VOTE (8683) within the USA, US territory and Canada and follow the instructions; or

•	By mail—You can vote by completing, signing and promptly returning the enclosed proxy card to the address indicated on the card.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you would like to vote by telephone or the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote by mail, your proxy card must be received prior to the Annual Meeting.

Street Name Holder: If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. We encourage you to promptly provide your broker or other nominee with voting instructions if you want your shares voted and to carefully follow the instructions your broker gives to you pertaining to their voting procedures.

Can I vote my shares in person at the Annual Meeting?

Shareholders of Record: If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, even if you plan to attend, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

Street Name Holder: If you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Are votes confidential? Who counts the votes?

The votes of all shareholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; and (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management.

We also will continue, as we have previously, to retain an independent tabulator to receive and tabulate the proxies and an independent inspectors of election to certify the results.

How does the Board of Directors recommend that I vote?

Our Board recommends that you vote your shares:

•	FOR each of the nominees named in this proxy statement for re-election to the Board;

•	FOR the proposal regarding an advisory vote on executive compensation;

•	FOR the ratification of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for 2016; and

•	FOR the proposal to amend the vote requirement contained in the Company’s articles of incorporation.

Can I change my mind after I vote?

You may revoke your proxy any time before the polls close at the Annual Meeting. You may do this by:

•	Delivering a written notice expressly revoking the proxy to the Secretary of the Company at the above address prior to the Annual Meeting;

•	Delivering a later dated proxy to the Company at the above address prior to the Annual Meeting; or

•	Attending the Annual Meeting and voting in person (except, if you hold your shares with a bank, broker or other nominee, you cannot vote your shares in person unless you obtain a signed proxy from such bank, broker, or nominee).

Please note that your attendance at the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy.

What if I return my proxy card but do not provide voting instructions?

If you vote by proxy card, your shares will be voted as you instruct on the proxy card. If you sign and return a proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the vote recommendations of the Board—FOR the Board’s nominees, FOR approval of the Company’s executive compensation, FOR ratification of the selection of Crowe Horwath LLP, and FOR the proposed amendment to the Company’s articles of incorporation.

All shares represented by proxies returned to the Company prior to the Annual Meeting will be counted toward the establishment of a quorum for the Annual Meeting, even if marked as “ABSTAIN” or “AGAINST,” or if not marked at all.

May my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker may have discretion to vote your shares on certain “routine” matters under the applicable rules of the self-regulatory organization of which it is a member. For example, the proposal to ratify the selection of Crowe Horwath LLP as our independent auditor for 2016 is considered a routine matter for which brokerage firms are permitted to vote shares even if they have not received voting instructions. However, your broker will not have discretion to vote on other “non-routine” matters submitted for a vote absent direction from you.

How many votes are needed to elect directors?

The director nominees receiving the greatest number of votes will be elected as directors. Please note that, when voting for directors, you may not cumulate your votes. This means that you may not cast more than one vote per share that you hold for any single nominee.

How many votes are needed to approve the other proposals?

All proposals other the election of directors at the Annual Meeting—including the proposal to approve the executive compensation, the approval of the selection of Crowe Horwath LLP, and the proposal to amend the Company’s Articles—must receive the approval of a majority of the shares entitled to vote on the particular matter at the Annual Meeting. For each of these items, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will be counted as present but not voted.

Shareholder approval of the executive compensation and the selection of Crowe Horwath LLP are not binding on the Board. However, your vote on these matters will determine whether such matters are re-considered and revised in the future. Specifically, the outcome of votes with respect to executive compensation will factor into the Compensation Committee’s approach to future executive compensation arrangements. The shareholders disapproval of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm also may lead the Audit Committee to reconsider this selection for the current fiscal year.

What are the costs associated with the proxy solicitation? Who is paying those costs?

The Company is paying the costs of the solicitation of proxies. As addressed above, the Company has retained Alliance Advisors, LLC, as its proxy soliciting firm, to assist in obtaining proxies for the Annual Meeting for an estimated cost of $8,000, including out-of-pocket expenses. Alliance Advisors may be contacted at (973) 873-7700.

The Company also will reimburse brokerage firms and other persons representing beneficial owners of shares held in “street name” for their reasonable costs associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board has nominated three directors for election at this Annual Meeting for three year terms expiring in 2019. Each nominee is currently a member on our nine member Board. All nominees have agreed to be named in this proxy statement and to serve if elected. We encourage all directors to attend the Annual Meeting, and eight out of nine of our directors attended the 2015 Annual Meeting of Shareholders.

The following sections provide an overview of the Company’s corporate governance structure and processes, including the criteria we use in selecting director nominees, our Board leadership structure, risk oversight and certain responsibilities and activities of the Board of Directors and its committees.

Nomination Procedures

Nominees for Board positions may only be proposed by current directors or by shareholders entitled to vote in the election. Shareholders may submit written nominations setting forth the name and qualifications of candidates for the Board. Such nomination must be received by the Company’s Secretary at the above address by the 60th day before the first anniversary of the most recent annual meeting of shareholders held to elect directors. In any year, if the annual meeting to elect directors is not held on or before the 31st day following such anniversary, then the Secretary must receive written notice within a reasonable time.

Written nominations should state the nominee’s:

•	Name, age, business or residence address;

•	Principal occupation or employment;

•	Particular experience, qualifications, attributes or skills that qualify him or her for election; and

•	Number of common shares of the Company owned either beneficially or of record and duration of ownership.

Each shareholder recommendation properly submitted and supported by adequate information about the candidate’s qualifications will be evaluated by the Nominating and Governance Committee. If a shareholder does not comply with these requirements, then the nominee will be considered invalid and may be disregarded unless the Chairman of the Board or the acting Chairman at the meeting decides to accept the nomination. For the current election, no director nominations have been received from any shareholders of the Company.

Selection of Candidates

The Nominating and Governance Committee (the “Governance Committee”) considers candidates for recommendation to the Board as potential director nominees who are suggested by its members, other Board members and shareholders. The Governance Committee strives to ensure an appropriate balance of knowledge, experience, skills, expertise and diversity among the Board members while maintaining the director independence required by law and all applicable rules and regulations. In assessing potential candidates, the Governance Committee applies the following principles and criteria set forth in the Company’s Nominating and Governance Committee Charter and Corporate Governance Guidelines to determine whether recommendation of such candidate would serve the best interests of the Company, the Company’s shareholders and Home Savings.

NOMINATING AND GOVERNANCE COMMITTEE CHARTER	GOVERNANCE GUIDELINES

The Charter charges the Governance Committee to seek a balance of diverse experiences on the Board by recommending candidates who, individually and as a group:

•    Meet the Company’s strategic needs;

•    Can most effectively meet the long-term interests of the Company and its shareholders;

•    Possess the highest personal values, judgment and integrity;

•    Understand the regulatory and policy environment in which the Company and Home Savings operate; and

•    Have diverse experience in the key business, financial and other challenges faced by the Company and Home Savings.

The Charter identifies the following skills and experiences as desirable in a new director:

•    Financial services experience,

•    Community involvement,

•    Marketing or sales experience,

•    Financial expertise,

•    Significant business or real estate experience,

•    Technological knowledge, and

•    Business development expertise.

The Guidelines establish the following standards to be used in assessing director qualifications. The Governance Committee must consider whether the candidate:

•    Has experience as a chief executive officer, member of senior management or director of a nationally recognized or otherwise significant business corporation, financial services company, accounting firm, real estate firm, educational institution or not-for-profit organization;

•    Possesses particular skills, expertise or financial wherewithal that enhance the overall composition of the Board;

•    Serves as a member of a board or audit Committee of any other publicly held corporations, which membership is limited to no more than four other boards and two other audit Committees;

•    Is affiliated with a service provider to the Company; and

•    Owns any common shares of the Company.

Share ownership by a director demonstrates a commitment to the Company and aligns such director’s interest with those of you, the shareholder. If a candidate does not own shares of the Company, such candidate must acquire, within three years of election, at least three times the value of the annual retainer paid to directors in share value. If a director fails to do this and demonstrates no good reason for the failure, the director’s fees will be applied to acquire this minimum ownership level, subject to Federal and state securities laws and regulations.

Both the Nominating and Governance Committee Charter and the Corporate Governance Guidelines can be obtained by following the link under Corporate Information on the Company’s investor relations web page at

http://ir.ucfconline.com/govdocs.aspx?iid=4002033.

At a minimum, all directors should be able to commit the requisite time to prepare for and attend the regularly scheduled Board and committee meetings. Directors should also be able available to participate in any Board and Company matters necessary to ensure good corporate governance and effective service to the needs of the Company and our shareholders. Any director who reaches the age of 75 before the end of his or her term must retire on or before the first annual meeting of shareholders at which the director would stand for re-election. No nominee is discriminated against on the basis of his or her gender, race, religion, national origin, sexual orientation, disability or on any other basis proscribed by applicable law or regulation.

We believe that a Board composed of directors with a wide variety of skills, expertise, professional experience and civic background contributes to the overall success of the Company. This is why, in applying the above criteria, the Governance Committee does not assign any particular weight to each criterion and considers the Board composition as a whole. The selection process ensures a variety of perspectives on any issues faced by the Board and allows the Board to fully meet its responsibilities to our shareholders, employees and the broader community.

Nominees for Director

The Board recommends that you vote FOR each of the following nominees to the Board of Directors for a three-year term expiring in 2019:

Zahid Afzal

Independent

Age: 53

Director Since: October 2013

Current Roles:

•    Chief Information Officer and Operating Officer of Capital Bank Financial Corp. (since October 2013).

•    Director of Home Savings (since October 2013).

Committee Memberships:

•    Chairman, Audit Committee

•    Member, Compensation Committee

•    Member, Risk Management Committee

Prior Business Experience:

•    More than 28 years of experience as a senior information technology and business executive to top global and regional financial services and progressive technology companies, including Huntington National Bank, Bank of America, Broadslate Networks, Citibank and MCI Telecommunications.

•    Senior Executive Vice President and Chief Information Officer (CIO) for Huntington National Bank (March 2006 to February 2013).

•    Consultant to various financial institutions, including to Capital Bank located in Raleigh, NC (February 2013 to October 2013).

Significant Areas of Expertise:

•    Management of companywide information technology while at Huntington National Bank and responsibility for Huntington’s governing operations and eCommerce functions.

•    Honored as one of ComputerWorld’s Top 100 CIOs due to his strong background and achievements in information technology.

The Governance Committee and Board believe that the attributes, skills and qualifications that Mr. Afzal has developed through approximately 28 years as a senior information technology and business executive allow him to provide significant guidance and expertise in many operational areas of banking. He also has contributed and can continue to contribute invaluable insight to the Board in the areas of business, strategic planning, financial, mergers and acquisitions, information technology and enterprise-wide risk management. Due to his specific expertise and experience, Mr. Afzal also may serve as a financial expert to the Audit Committee, which is required by the rules applicable to companies listing on the NASDAQ Stock Market.

Patrick W. Bevack

Age: 69

Director Since: 2010

Current Roles:

•    President of PWB Consulting, LLC.

•    Director of Home Savings (since 2007).

•    Director on a number of non-profit boards.

Committee Memberships:

•    Member, Risk Management Committee

•    Member, Executive Committee

•    Member, Home Savings Board Loan Committee

Previous Company Roles:

•    President and Chief Executive Officer of the Company (January 2011 to March 2014).

•    President and Chief Executive Officer of Home Savings (March 2009 to March 2014).

•    President and Chief Operating Officer of the Company (January 2007 to March 2009).

•    Executive Vice President, Chief Financial Officer and Treasurer of Home Savings (June 2003 to January 2007).

•    Senior Vice President of Mortgage Lending for Home Savings (June 2000 to June 2003).

Prior Business Experience:

•    Executive Vice President, Chief Financial Officer and Assistant Secretary of Metropolitan Bank and Trust.

Significant Areas of Expertise:

•    Over 39 years of banking experience

•    CPA (currently inactive)

•    MBA in finance

The Governance Committee and Board believe that the attributes, skills and qualifications that Mr. Bevack has developed through over 40 years of service in the banking industry enable him to contribute to the Board through his technical knowledge in all operational areas of banking (including administration, operations, audit, accounting and finance, marketing, retail banking and mortgage and commercial lending) and invaluable insight in the areas of business, strategic planning, financial, mergers and acquisitions and leadership.

Scott N. Crewson

Independent Age: 59 Director Since: 2009 Committee Memberships: • Chairman, Compensation Committee • Member, Audit Committee • Member, Executive Committee

Current Roles:

•    Director of Home Savings (since 2009)

Prior Business Experience:

•    More than 27 years in executive-level positions at BP plc, in London, England, including most recently as Deputy Director for Business Development from 2005 through 2008.

•    Commercial Manager for Toledo Refinery (1998 to 2004).

Significant Areas of Expertise:

•    Extensive experience in business development and strategic planning for a Fortune Global 500 company.

The Governance Committee and Board believe that the attributes, skills and qualifications, including, but not limited to, profit and loss management, new business development, performance management, risk management and strategic planning, that Mr. Crewson has developed through his myriad of executive-level positions with BP plc will contribute to the Board. Mr. Crewson offers a highly developed business acumen that enables him to provide invaluable business insight, leadership, guidance and expertise in the areas of strategic planning, risk management and profit and loss management. Having served BP internationally across several geographies and cultures, Mr. Crewson also adds diversity of experience to the Board.

The above information, as of the date of this proxy statement, concerning the age, principal occupation, affiliations and business experience of each nominee for election as a director of the Company has been furnished to us by each nominee. If any nominee is unable to stand for election, any proxies granting authority to vote for such nominee will be voted for such substitute candidate as the Board recommends.

The Board of Directors recommends that you vote FOR each of the nominees named above.

Continuing Directors

Below are the individuals who will continue to serve as directors of the Company and Home Savings in the upcoming year:

Marty E. Adams

Independent

Age: 63

Director Since: 2013

Current Roles:

•    President of Marty Adams Consulting, LLC

•    Managing Member of Strategic Value Bank Partners, LLC

•    Director of GulfShore Bank and GulfShore Bancshares, Inc.

Committee Memberships:

•    Chairman, Risk Management Committee

•    Member, Executive Committee

•    Member, Home Savings Board Loan Committee

Prior Board Experience:

•    Director of PVF Capital Corp. (“PVF”) (January 2010 to February 2013)

•    Director of Park View Federal Savings Bank (“Park View Bank”), subsidiary of PVF (September 2009 to February 2013).

•    Director of Sky Financial Group, Inc.

•    Director of Huntington Bancshares, Inc.

Prior Business Experience:

•    Interim Chief Executive Officer of PVF and Park View Bank (March 2009 to September 2009).

•    President and Chief Operating Officer of Huntington Bancshares, Inc., following Huntington Bancshares’ acquisition of Sky Financial Group, Inc. (July 2007 to December 2007).

•    Chairman and Chief Executive Officer of Sky Financial Group, Inc.

Significant Areas of Expertise:

•    Extensive leadership experience at several financial institutions.

•    Advises banks and their boards in bank operations and governance.

•    Advises private equity firms regarding bank equity investments.

Community Involvement:

•    Trustee for the University of Mount Union.

•    Member of the Foundation Board of West Liberty University.

The Board believes that the attributes, skills and qualifications that Mr. Adams has developed through more than 32 years of experience in the banking and financial services industries, as well as his service in significant public company leadership positions, including as Chief Executive Officer of multiple financial institutions, enables him to contribute technical knowledge to the Board in nearly all operational areas of banking, including administration, operations, marketing, retail banking and mortgage and commercial lending. Mr. Adams also provides invaluable insight in the areas of business, strategic planning, capital planning and raising, mergers and acquisitions, finance, and leadership.

Lee Burdman
Independent Age: 52 Director Since: April 2011 Committee Memberships: • Member, Audit Committee • Member, Compensation Committee • Chairman, Home Savings Board Loan Committee

Current Roles:

•    Co-Founder and Managing Partner of Redstone Investments, a development, management, and acquisitions company focused on shopping center development, headquartered in Youngstown, OH.

•    Director of Home Savings (since April 2011).

Prior Board Experience:

•    Director of a local community bank and the local bank’s regional successor following its merger.

Significant Areas of Expertise:

•    Owning, managing, and developing real estate.

•    Commercial real estate lending.

•    Financial literacy.

•    Executive management experience.

Community Involvement:

•    Long history of director positions on a number of community boards.

The Governance Committee and Board believe that the attributes, skills and qualifications that Mr. Burdman has developed through 29 years of experience in real estate development, in addition to his noteworthy knowledge in the areas of commercial real estate lending and financial literacy, contribute to the balance of expertise among our Board members. Mr. Burdman also possesses valuable financial and leadership experience through his executive management of Redstone Investments as Co-Founder and Managing Partner as well as his board position with a local community bank and successor regional bank that would enable him to provide insight to the Board with regards to lending, real estate, strategic planning insight, and local community affairs.

The Honorable Scott D. Hunter
Independent Age: 53 Director Since: 2009 Committee Memberships: • Member, Audit Committee • Member, Compensation Committee • Member, Risk Management Committee

Current Roles:

•    Director of Home Savings (since 2009).

•    Area Court Judge and Judge of Misdemeanor Drug Court in Mahoning County, Ohio (since July 1999).

•    Managing member of Hunter Hunter-Stevens Land Title Agency, LTD in Canfield, Ohio (since 1998).

•    Maintains a private law practice.

Prior Business Experience:

•    Partner, Davis & Davis law firm.

Significant Areas of Expertise:

•    Legal services

•    Real estate, title and escrow industry.

The Governance Committee and Board believe that the attributes, skills and qualifications developed by Judge Hunter throughout approximately 28 years of providing legal services and working in the real estate, title and escrow industries, in addition to his vast community, public and political service, give him considerable experience within the banking and lending industry that enables him to serve on the Company’s Board. Judge Hunter also contributes to the Board his significant guidance and expertise in the areas of regulatory compliance, community perspective, lending and real estate, and leadership. His public and private sector background enhances director diversity.

Richard J. Schiraldi, Chairman

Independent

Age: 61

Director Since: 2002

Committee Memberships:

•    Member, Audit Committee

•    Member, Compensation Committee

•    Chairman, Executive Committee

•    Chairman, Governance Committee

•    Ex-Officio Member of all other Board Committees

Current Roles:

•    Chairman of the Board

•    Chairman and Director of Home Savings (since 2005).

•    Partner, Cohen & Company, Certified Public Accountants in Youngstown, Ohio (since 1990).

Prior Business Experience:

•    Director of Tax Operations in Youngstown, Ohio office of Cohen & Company (1983 to 2003).

•    CPA, Touche Ross

•    Owner and Director of Sequoia Financial Group, LLC, which provides services including financial planning, asset management, insurance sales, estate planning, and employee retirement design and implementation.

Significant Areas of Expertise:

•    30 years of public CPA experience.

•    Experienced business owner.

Community Involvement:

•    Distinguished record of service as trustee and director for numerous non-profit entities.

The Governance Committee and Board believe that the attributes, skills and qualifications developed by Mr. Schiraldi throughout his 30 years as a public CPA as well as his experience as the owner and manager of privately held businesses and director of numerous not-for-profit entities enable him to contribute significant insight to the Board in the areas of strategic planning, tax, accounting and financial, local community affairs and leadership. Due to his specific expertise and experience, Mr. Schiraldi also may serve as a financial expert to the Audit Committee, which is required by the rules applicable to companies listing on the NASDAQ Stock Market.

Gary M. Small

Age: 55

Director Since: 2014

Current Roles:

•    President and Chief Executive Officer of the Company and Home Savings (since April 2014)

•    Director of Home Savings (since March 2014)

Committee Memberships:

•    Member, Executive Committee

•    Member, Home Savings Board Loan Committee

Prior Business Experience:

•    Senior Executive Vice President and Chief Banking Officer for S&T Bank, located in Indiana, PA (January 2013 to March 2014), including responsibility for wealth management, retail banking and insurance business groups.

•    Senior Vice President of Customer Operations for Jackson Hewitt Tax Services (May 2011 to December 2012), including responsibility for Jackson Hewitt’s franchise network, pricing strategies, financial products, and support units.

•    Chief Operating Officer for Jackson Hewitt Tax Services (January 2009 to May 2011).

•    Executive Vice President and Head of Regional Banking for Sky Financial Group.

•    Executive Vice President and Regional Banking Group President for Huntington National Bank.

•    20 years in a number of senior operating and financial roles with National City Corporation and its predecessor Merchants National Corporation, including four years as Executive Vice President and Retail Network Executive with responsibility for over 200 branch locations across the Midwest.

Significant Areas of Expertise:

•    Over 30 years of banking experience.

•    Extensive financial and operations leadership experience.

The Board believes that the attributes, skills and qualifications that Mr. Small has developed throughout more than 29 years of service in the banking industry allow him to provide technical knowledge in all operational areas of banking (including administration, operations, audit, accounting and finance, marketing, retail banking and lending) and to contribute invaluable insight to the Board in areas of business, strategic planning, financial, mergers and acquisitions and leadership.

Ellen J. Tressel
Independent Age: 62 Director Since: 2014 Committee Memberships: • Member, Compensation Committee • Member, Nominating and Governance Committee • Member, Risk Management Committee

Current Roles:

•    Director of Home Savings (since October 2014).

Prior Business Experience:

•    Approximately 14 years with Butler Wick & Co., Inc., a securities brokerage firm, where she served as Vice President of Trading for 11 years.

Significant Areas of Expertise:

•    Securities and Financial Services.

•    Community and local affairs.

Community Involvement:

•    Currently serves and has a history of serving as a director of numerous charitable organizations.

The Board believes that the attributes, skills and qualifications that Mrs. Tressel has developed through her lifelong community service and her experience in the financial services industry enable her to contribute to the Board her financial and strategic planning expertise, local perspective on community affairs, and valuable leadership insight. Mrs. Tressel also enhances the Board’s diversity, which is one of the Governance Committee’s goals in recruiting potential directors.

The above information, as of the date of this proxy statement, concerning the age, principal affiliations and business experience of each of the continuing directors of the Company has been furnished to us by each director.

Director Independence

Board Member Independence. The current Board consists of nine directors, one of whom is currently employed by the Company (Mr. Small). After conducting an annual review, the Board has determined that seven of the non-employee directors on the current Board (Messrs. Adams, Afzal, Burdman, Crewson, Hunter and Schiraldi and Mrs. Tressel) are “independent” in satisfaction of applicable rules and legal requirements. To qualify as “independent,” each director must (a) satisfy the independence requirements established by listing rules of the NASDAQ Stock Market (“NASDAQ”), (b) constitute a “non-employee director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (c) constitute an “outside director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Committee Independence. All members of the Audit Committee, Compensation Committee and Governance Committee must qualify as independent directors, according to the NASDAQ listing rules. These rules provide that a director is only independent if the company’s board of directors makes an affirmative determination that the director has no material relationship with the Company that would impair his or her independence. Heightened independence standards are also imposed for:

•	Audit Committee members, who must satisfy independence criteria in Rule 10A-3 of the Exchange Act. To meet this standard, a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee (1) accept, directly or indirectly, any consulting advisory or other compensatory free from the Company or any of its subsidiaries and (2) be an affiliated person of the Company or any of its subsidiaries.

•	Compensation Committee members, who will be evaluated according to the independence criteria set forth in the NASDAQ listing rules. In considering a director’s independence, the Board must consider all factors relevant to determining whether a director has a relationship with the Company which is material to that director’s ability to be independent from management in connection with the duties attendant to membership on the committee, including but not limited to: (1) the source of such director’s compensation, including any consulting, advisory, or other compensatory fee paid by the Company to such director; and (2) whether such director is affiliated with the Company or any of its subsidiaries or affiliates.

The Board has determined that all members of the Audit Committee, Compensation Committee, and Governance Committee are independent and, where applicable, also satisfy these committee-specific independence requirements.

Director Attendance

During 2015, the Board met eight times for regularly scheduled meetings, one time for a special meeting and one time for joint special meetings of the Company and Home Savings Boards. No director attended less than 75% of all meetings of the Board and the committees on which such director serves.

Leadership Structure

Mr. Schiraldi currently serves as Chairman of the Company’s Board and the Board of Home Savings. Our Governance Committee, after reviewing the Board leadership structure, continues to believe that an independent, non-executive Chairman provides the most effective Board leadership structure for the Company, while allowing the Board to benefit from Mr. Schiraldi’s significant leadership experience and financial services expertise. Having served in this position since 2010, Mr. Schiraldi continues to meet the needs of the Board and fulfill the following responsibilities as Chairman:

•	Ensuring independent and open discussions among Board members, including no less than four executive sessions of all outside directors, and monthly executive sessions all Board members;

•	Addressing and leading the discussion regarding any governance issues as they arise;

•	Serving as liaison among and between independent directors and the President and CEO with respect to issues not readily or easily discussed in a formal setting;

•	Overseeing annual committee evaluations and an evaluation of the full Board;

•	Partnering with the President and CEO to achieve our strategic goals and to establish a pathway between the Company’s governance and management; and

•	Strengthening organizational unity, fostering respect for organizational history and ensuring effective succession planning for the CEO and Board.

As the independent, non-executive Chairman of the Board, Mr. Schiraldi serves on all Board committees, either as an appointed member or as an ex-officio member, and presides over all executive sessions of the Board. The Board believes that this structure is essential to enhancing the Board’s governance practices, ensuring open discussions among independent directors, facilitating independent communication between the Board and management, and establishing effective leadership within the Board.

While the Board may modify this structure, if necessary, the Board has determined that the current structure continues to provide efficiency in corporate governance and to protect the Company’s best interests by:

•	Providing separate roles of Board Chairman and Chief Executive Officer to ensure strong corporate governance practices because our President and Chief Executive Officer can focus on executing the Company’s strategies in day-to-day management and operations, while Mr. Schiraldi, our Chairman, can focus on governance matters and building an effective relationship between the Board and management; and

•	Enhancing the Board’s risk oversight function through the Chairman’s participation in the activities of each committee and role as a source of information with regards to material risks encountered by such committees.

Board Committees

The Board has an Audit Committee, an Executive Committee (formally known as the Capital Committee), a Compensation Committee, a Nominating and Governance Committee and a Risk Management Committee. The primary responsibilities of each committee are set forth below, together with the current membership and number of meetings. Committee charters for the Audit, Compensation, Governance and Risk Management Committees may be found under “Corporate Governance” at

http://www.ucfconline.com/.

Audit Committee

The Audit Committee oversees the Company’s accounting and internal auditing functions and controls, as well as its loan review processes. The Audit Committee also must: (1) appoint an independent registered public accounting firm to audit the Company’s financial statements and internal controls over financial reporting; (2) engage a fully outsourced internal audit firm to administer the Company’s internal audit plan; and (3) engage a fully outsourced (and independent) loan review firm.

The current members of the Audit Committee include: Zahid Afzal (Chairman), Richard J. Schiraldi, Lee Burdman, Scott D. Hunter and Scott N. Crewson. The Board has determined that Messrs. Afzal and Schiraldi qualify as audit committee financial experts.

The Audit Committee met nine times during 2015.

Compensation Committee

The Compensation Committee assists the Board in overseeing the Company’s compensation and benefits policies and programs for the Company’s executive officers. Attendant to this responsibility, the Committee annually recommended to the Board the compensation package for the Company’s executive officers, certain executive officers of Home Savings, and the Named Executive Officers for whom compensation is required to be disclosed in the Summary Compensation Table below on page 36. During the latter part of 2015, the Board determined that it would delegate authority to the Compensation Committee to review and establish all compensation and benefits of the Company’s executive officers, which impacted some of the compensation decisions discussed in the Compensation and Discussion Analysis below. Thus, with respect to the executive officers’ base salaries for 2015 and the target awards made under the 2015 Annual and Long Term Incentive Compensation Plans (as further discussed below), the Board assessed the Committee’s recommendation and determined to approve the package, after the Committee took into account the response from shareholders at the Annual Meeting. The Compensation Committee has the authority to engage an independent compensation consultant in determining the Company’s compensation practices and making recommendations to the Board regarding executive compensation. The role of the independent compensation consultant is discussed more fully below under “Compensation Discussion and Analysis – Role of the Independent Compensation Consultants.”

The Board may delegate some of these responsibilities to the other Board committees or directors and employees, if it determines that such delegation would serve the best interests of the Company and in accordance with all applicable laws, regulations or NASDAQ listing standards. Occasionally, the Committee will invite certain members of management to discuss the Company’s performance and to provide additional information on matters affecting the compensation of each of the executive officers. Mr. Small did not make recommendations to the Compensation Committee regarding his compensation.

The current members of the Compensation Committee include: Zahid Afzal, Lee Burdman, Scott N. Crewson (Chairman), Richard J. Schiraldi and Ellen J. Tressel.

The Compensation Committee met seven times during 2015.

Compensation Committee Interlocks and Insider Participation. Zahid Afzal, Lee Burdman, Scott N. Crewson (Chairman), Richard J. Schiraldi and Ellen J. Tressel served on the Compensation Committee during 2015. There were no Compensation Committee interlocks or insider (employee) participation during 2015.

Nominating and Governance Committee

The Governance Committee oversees the Board’s corporate governance procedures and practices, including evaluating recommendations of potential director nominees from directors and shareholders, recommending such candidates to the Board for nomination and overseeing governance matters affecting officers and directors. The Governance Committee evaluates nominations properly submitted by shareholders on the same basis that it considers nominations submitted by directors.

The current members of the Governance Committee include: Scott D. Hunter, Richard J. Schiraldi (Chairman) and Ellen J. Tressel.

The Governance Committee met three times during 2015.

Risk Management Committee

The Risk Management Committee oversees the governance of specific risks faced by the Company, as more fully described below under “BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT – Role of Board in Risk Oversight.” In discharging this responsibility, the Risk Management Committee reviews management’s efforts to assess, monitor and mitigate enterprise wide risks within the organization.

The current members of the Risk Management Committee include: Marty E. Adams (Chairman), Zahid Afzal, Patrick W. Bevack, Scott D. Hunter and Ellen J. Tressel.

The Risk Management Committee met four times during 2015.

Executive Committee

The Executive Committee (formally known as the Capital Committee) oversees the Company’s strategic growth plans as it relates primarily to mergers and acquisitions. The Committee is delegated authority to engage investment bankers, legal counsel and other advisors in connection with evaluating the Company’s strategic alternatives. The Committee also has been delegated authority to review and approve non-binding indications of interest made on behalf of the Company with respect to potential mergers and acquisitions.

The current members of the Executive Committee include: Marty E. Adams, Patrick W. Bevack, Scott N. Crewson, Richard J. Schiraldi (Chairman) and Gary M. Small.

The Executive Committee met four times in 2015.

Risk Management

Risk management is essential to the long-term health of the Company. We have established processes to manage the risks inherent in the Company’s operations and will continue to assess and revise these processes as necessary. While management provides the day-to-day oversight of risks, the Board and its committees oversee the enterprise risk management process. The Board has established appropriate risk tolerances for all aspects of the organization’s business through reviewing and adopting corporate policies and establishing certain key risk and performance indicators.

To remain abreast of the effectiveness of the Company’s risk management processes, the Board regularly reviews reports from members of senior management on areas of material risk and evaluates committee meeting minutes, noting the committee’s discussion of such risks and identification of necessary actions. The Board’s open communication with management and coordination of risk oversight functions between its committees help the Board to consistently assess and modify, if necessary, the Company’s risk identification, management and mitigation strategies.

Several UCFC and Home Savings committees, including the Audit, Compensation, Risk Management and Home Savings Board Loan Committee, assist the Board in fulfilling its oversight responsibility. Mr. Schiraldi, as an appointed or ex-officio member on all these committees, ensures that each director is aware of the material risks that have been reported to and discussed by the various committees.

The Audit Committee assists the Board in fulfilling its risk oversight responsibilities with respect to the areas of internal control over financial reporting and disclosures, related procedures, and legal and regulatory compliance. The Audit Committee identifies such risks through review of reports from our independent internal auditor, independent loan review firm and independent public accounting firm, as well as reports from our President and CEO, Chief Financial Officer, Chief Risk Officer, General Counsel and Chief Compliance Officer.

The Compensation Committee assesses the risks inherent in compensation programs for management, including our incentive compensation programs. By reviewing and assessing executive compensation, developing and monitoring these incentive programs and recommending equity awards under our Long-Term Incentive Compensation Plan to the Board or independently approving such awards itself, the Compensation Committee gains a comprehensive and in depth view of the functioning and effectiveness of such compensation programs and processes. The Compensation Policies and Practices Risk Assessment report from the Vice President of Human Resources also provides an avenue to monitor the risks arising from such programs. The Risk Assessment is done an annual basis, and it has demonstrated that the Company’s compensation policies and practices are not likely to have a material adverse effect on the Company.

The Risk Management Committee assists the Board in overseeing our enterprise-wide risks, including credit, market, liquidity, operational, legal, reputational, compliance and regulatory risks. Towards this end, the committee monitors the key risks, assesses management’s compliance with our Corporate Risk Management and Control Policy and the risk tolerances established by the Board, and reviews the status of any corrective measures or enhancements resulting from examination findings and recommendations as well as our legal and regulatory compliance. The Committee has extensive authority for reviewing and approving changes to the Company’s corporate policies that impact the Company’s risk profile.

Combined efforts among the committees also ensure that these risk management functions are fluid and shared by all members of our Board. For example, the Audit and Risk Management Committees conducted a joint meeting in January 2015 to discuss major risks facing the Company, e.g., our efforts to mitigate cybersecurity risks, and to review and approve the 2015 internal audit plan.

The Home Savings and management-level committees also provide added support to our risk management processes.

Two significant Home Savings committees with respect to risk management include the Home Savings Board Loan Committee and the Home Savings Officers Risk Management Committee.

The Home Savings Board Loan Committee primarily reviews all loans to borrowers whose aggregate loan relationship exceeds $10.0 million and receives monthly reports regarding commercial loans approved by the Executive Officers Loan Committee that exceed $5.0 million and the Officers Loan Committee that exceed $2.0 million. The committee’s charter provides that its membership must include at least two non-employee directors, each of whom shall be appointed annually by the Board upon recommendation from the Governance Committee, Board Chairman and the Company’s President and CEO. The current members of the Home Savings Board Loan Committee include: Marty E. Adams, Patrick W. Bevack, Lee Burdman (Chairman) and Gary M. Small. The committee met 16 times during 2015.

The Home Savings Officers Risk Management Committee, under the leadership of our Chief Risk Officer, oversees and reports the results of various risk assessments, including those conducted by members of the Officers Risk Management Committee with respect to credit, market, liquidity, operational, legal, reputational, compliance and regulatory risks. As such assessments are completed, the Chief Risk Officer reports the results of such assessments directly to the Board Risk Management Committee. The Home Savings Officers Risk Management Committee also receives quarterly reports regarding changing risks associated with each of the identified risk areas.

The management-level Disclosure Committee reviews SEC disclosures, including but not limited to our earnings releases, Forms 10-K and 10-Q and proxy statements. Home Savings also has the following management-level committees: Asset/Liability Committee, Asset Review Committee, Community Reinvestment Act Committee, Compensation and Benefits Committee, Investment Committee, Information Technology Steering Committee, Executive Officers Loan Committee, Officers Loan Committee and Officers Risk Management Committee. Each of these committees has responsibility for assessing and monitoring risks that arise within their area of expertise and must report to our Board on any risks reviewed and assessed.

Compensation of Non-Employee Directors

Our non-employee directors receive cash compensation in the form of an annual retainer and equity compensation in the form of restricted shares. The Compensation Committee and Board believe that directors should have an ownership interest in the Company and that awarding shares, restricted shares and options as part of Board compensation effectively aligns the interests of directors and shareholders by putting a portion of director compensation at risk. The Compensation Committee and Board contemplate that future equity awards in the form of options or restricted shares will be issued to directors as additional compensation or in lieu of cash compensation.

Annual Retainer. Prior to July 2015, each outside director of UCFC received a $10,000 annual cash retainer and $15,000 in restricted shares. During 2015, the Compensation Committee directed management to conduct an extensive review of director compensation within the Company’s peer group (described further below). As a result of that review, the Committee recommended, and the Board approved, an increase in the annual retainer to $15,000 in cash and $25,000 in restricted shares. The increase became effective July 1, 2015, and no adjustment was made to director compensation for the prior six months of 2015. The restricted shares, which are awarded annually in quarterly installments and vest one year from the date of grant, help align the interests of Board members and shareholders. Mr. Small, as an executive officer of the Company, received no compensation for his Board service. Currently, all directors of the Company also serve on Home Savings’ Board. For their service on Home Savings’ Board, the directors do not receive an additional retainer.

Prior to July 2015, Mr. Schiraldi, our independent, non-executive Chairman of the Board, received an additional annual retainer of $15,000 in cash and $15,000 in stock options. The number of options equate to $15,000 in expense to the Company, calculated as of the award date, and each option award vests two years from the date of grant. As a result of the director compensation review, the Compensation Committee recommended and the Board approved changing the award of options to an equal amount of restricted shares. This change became effective on October 1, 2015, as the award of options in July had already occurred.

During 2015, the directors received four awards of restricted shares representing a portion of their annual retainer, with each award equaling $3,750 in restricted shares for the first two quarters of 2015 and $6,250 in restricted shares for the last two quarters of 2015. Mr. Schiraldi also received $3,750 additional restricted shares in the fourth quarter of 2015 as part of his additional retainer for serving as Chairman. As mentioned above, each restricted share award vests one year from the date of grant, except Mr. Schiraldi’s additional restricted shares for serving as Chairman, which vest two years from the date of grant. The awards for the first and second quarters of 2015 were made under the Company’s 2007 Amended and Restated Log Term Incentive Compensation Plan and the awards for the third and fourth quarters were made under the Company’s 2015 Long Term Incentive Compensation Plan.

Committee Meeting Fee; Retainer. Prior to July 2015, each outside director also received a fee of $400 per Board committee meeting attended if he or she is a committee member and a fee of $600 per committee meeting attended if he or she is the chair of such committee. Before July 2015, this per-meeting fee had not been increased by the Board since the Company’s formation in 1998. After conducting the director compensation review discussed above and considering governance principles, the Compensation Committee recommended, and the Board approved, changing the structure of Board Committee fees. For all Committees of the Board, with the exception of the Executive Committee (which meets on an as needed basis without predictability), the Board approved annual retainers in lieu of per meeting fees. The amount of the retainer was based upon a review of director compensation of peer companies and consideration of the number of meetings and time commitment of directors necessary to prepare and participate in the various committee meetings. This new compensation structure went into effect on July 1, 2015. The retainers for the committee chair and members are set forth in the table below and are paid on a quarterly basis:

Committee	Chair Annual Retainer	Member Annual Retainer
Audit	$10,000	$7,500
Board Loan	$8,000	$6,000
Compensation	$8,000	$6,000
Nominating & Governance	$8,000	$6,000
Risk Management	$6,000	$4,500

The Executive Committee chairman and members are paid a per meeting fee of $800 and $600, respectively.

The table below sets forth the fees earned by or paid to, and the option and restricted share awards granted to, each non-employee director in 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Marty E. Adams	$33,700	$20,000	—	$53,700
Zahid Afzal	32,900	20,000	—	52,900
Patrick W. Bevack	31,100	20,000	—	51,100
Lee Burdman	36,450	20,000	—	56,450
Scott N. Crewson	32,450	20,000	—	52,450
Scott D. Hunter	30,900	20,000	—	50,900
Richard J. Schiraldi	55,050	23,750	11,250	90,050
Ellen J. Tressel	28,350	20,000	—	48,350

(1)	The total number of outstanding (vested and unvested) stock and options awards for each director as of December 31, 2015 is as follows: Mr. Adams: 4,221 in restricted shares and 4,000 options; Mr. Afzal: 4,221 in restricted shares and 4,000 options; Mr. Bevack: 4,221 in restricted shares and 121,421 options (all of which Mr. Bevack received during his tenure as an employee of the Company); Mr. Burdman: 4,221 in restricted shares and 4,000 options; Mr. Crewson: 4,221 in restricted shares; Mr. Hunter: 4,221 in restricted shares and 4,000 options; Mr. Schiraldi: 5,632 in restricted shares and 57,632 options; and Mrs. Tressel: 4,221 in restricted shares.

PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and Section 14 of the Exchange Act, require that our shareholders have an opportunity to approve, in a non-binding advisory vote, the compensation of the Named Executive Officers as disclosed in this proxy statement. Our Named Executive Officers are those individuals included in the Summary Compensation Table on page 36 in this proxy statement. The compensation being approved is the compensation required to be disclosed in this proxy statement by applicable SEC rules, including the compensation described in the Compensation Discussion and Analysis, the accompanying tables and any related material disclosed in this proxy statement.

The Board has structured the Company’s executive compensation program with the following objectives in mind:

•	Compensation should be directly linked to corporate operating performance; and

•	All officers should receive fair and equitable compensation for their respective levels of responsibility and supervisory authority compared to our approved peer group as well as their peers within the financial services industry.

The Board urges you to read the “Compensation Discussion and Analysis” starting on page 24 of this proxy statement and the related compensation tables and narrative through page 42 prior to voting on the Company’s executive compensation.

The Board is asking you to approve the following resolution, which will be submitted for a shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders approve the compensation of our named executive officers as named in the Summary Compensation Table of the Company’s 2016 Proxy Statement, as described in the ‘Compensation Discussion and Analysis,’ the compensation tables and the related disclosure contained on pages 24 to 42 in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board, overrule any decision made by the Board or create or imply any additional fiduciary duty by the Board. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends that you vote FOR the approval of our executive compensation.

EXECUTIVE OFFICERS

The following information is supplied for certain executive officers of the Company and Home Savings who do not serve on the Board:

Name	Age	Position held
Timothy W. Esson	66	Chief Financial Officer of UCFC; Executive Vice President and Chief Financial Officer, Home Savings
Matthew T. Garrity	49	Executive Vice President, Head of Commercial Lending and Credit Administration, Home Savings
Jude J. Nohra	47	General Counsel and Secretary of UCFC; Executive Vice President—Corporate Governance, General Counsel and Secretary, Home Savings
Barbara J. Radis	47	Executive Vice President, Retail Banking

Timothy W. Esson. Mr. Esson was appointed Chief Financial Officer of the Company on February 24, 2015. Mr. Esson also serves as the Executive Vice President and Chief Financial Officer of Home Savings, positions held since March 2011. Prior to becoming CFO of the Company, Mr. Esson served as Principal Accounting Officer and Treasurer of the Company, beginning April 10, 2014. Mr. Esson also served as Vice President of Finance of Home Savings from May 2003 until March 2011.

Matthew T. Garrity. Mr. Garrity has been Executive Vice President, Commercial Lending and Credit Administration of Home Savings since June 2013. Prior to that time, Mr. Garrity served as Senior Vice President and Chief Credit Officer from June 2009 until June 2013. Mr. Garrity served as Senior Vice President – National City Capital Markets Investment Banking in Cleveland, Ohio from 2008 until he joined Home Savings. Prior to that, Mr. Garrity served as National City Corporation’s Deputy Chief Credit Officer – Northern Ohio Credit Administration in Cleveland, Ohio from 2007 until 2008, and Senior Vice President/Senior Portfolio Manager in Cleveland, Ohio from 2005 until 2007.

Jude J. Nohra. Mr. Nohra has been General Counsel and Secretary of the Company since July 2009, and he was promoted to Executive Vice President—Corporate Governance, General Counsel and Secretary of Home Savings in June 2013. He served as Senior Vice President, General Counsel and Secretary of Home Savings from July 2009 until June 2013. Mr. Nohra served as Secretary of the Company and Vice President, General Counsel and Secretary of Home Savings from June 2004 until July 2009. Before joining the Company, Mr. Nohra served as an associate attorney for Squire, Sanders & Dempsey, L.L.P. (now known as Squire Patton Boggs) for approximately five years where he practiced in the firm’s corporate department and financial services practice group, focusing on general business representation of public and private companies, bank regulatory matters, mergers and acquisitions, securities law matters, real estate transactions and financings, tender offers and corporate governance. Prior to joining Squire, Sanders and Dempsey, Mr. Nohra served for two years as a judicial law clerk in the U.S. District Court for the Northern District of Ohio. Mr. Nohra also is a CPA, but he is currently inactive.

Barbara J. Radis. Mrs. Radis was promoted to Executive Vice President, Retail Banking of Home Savings, on February 23, 2016. Prior that she served as Senior Vice President, Retail Banking of Home Savings since January 2011. Before joining Home Savings, Mrs. Radis served as Director of Retail Administration and Branches at Lorain National Bank from August 2009 until December 2010. Prior to that, Mrs. Radis served as Regional Manager for AmTrust Bank from March 2004 until February 2009.

Messrs. Esson, Garrity and Nohra, together with Mr. Small, constitute our “Named Executive Officers” for whom certain compensation information must be disclosed under applicable SEC regulations.

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Independent Compensation Consultants

In 2013, the Compensation Committee originally engaged Pearl Meyer and Partners (“PMP”) as an independent compensation consultant to provide an assessment of our executive and director compensation practices and to make recommendations regarding the compensation of our executive officers that would be aligned with our compensation philosophy and business strategies. Specifically, PMP recommended the form of short and long term incentive plans that we utilized in 2015, subject to adjustment as necessary to reflect the Company’s changing strategic plan. PMP reported its findings directly to the Chairman of the Committee. In its report, PMP provided market information and analysis as background to decisions regarding total compensation, including base salary and short and long-term incentives, for the CEO and other executive officers.

The Committee selected PMP for, among other reasons, its reputation for providing comprehensive solutions to complex compensation challenges for various companies and its specific expertise in the financial services industry. PMP is not affiliated with us nor did they, or their affiliates, provide any services or perform other work for us in 2015. After reviewing all services provided by PMP in 2013 and 2014, the Committee determined that PMP was independent with respect to SEC standards. In performance of its duties, PMP interacted with management of the Company, as necessary, to provide a comprehensive report to the Committee. In addition, PMP communicated with, took direction from and regularly interacted with the Chairman of the Committee and other members of the Committee in addition to attending committee meetings from time to time as needed by the committee.

Compensation Philosophy

The compensation philosophy of the Company generally is to establish a competitive base salary targeted to approximate the median base salary of our peer group and competitive total compensation targeted to approximate the median total compensation of our peer group, which is identified below. Variable awards, comprised of short and long term incentive compensation, which include cash and stock awards, are designed to result in total direct compensation to Named Executive Officers that approximate (i) peer median levels for overall financial performance at median levels, (ii) peer 75th percentile compensation levels for overall financial performance at peer 75th percentile levels and (iii) peer 25th percentile compensation levels for overall financial performance at peer 25th percentile levels.

Compensation Objectives

Our executive compensation program for 2015 was intended to achieve the following primary objectives:

•	Drive performance relative to our financial goals;

•	Align executives’ interests with those of our shareholders;

•	Attract and retain highly-qualified executives and maintain a stable executive management group; and

•	Place a significant portion of total compensation at risk, contingent on our performance.

We believe our compensation philosophy, practices and programs for 2015 for our executive officers were balanced and risk appropriate, demonstrated alignment with shareholder interests, and provided a competitive and effective program to motivate and retain our management team to achieve the strategic goals we set for 2015.

Corporate Governance

The Compensation Committee and the Board have adopted certain governance principles that we believe are important to our shareholders and are in the Company’s best interests:

•	We maintain a robust stock ownership policy that requires: (i) directors to hold shares worth at least three times the annual cash and stock retainer for directors (currently, the equivalent of $120,000 in the Company’s shares) within three years of being elected to the Board; (ii) the President and CEO to hold shares worth at least three times his annual base salary within five years of being hired or promoted; and (iii) all other executive officers to hold shares worth at least one times their annual base salary within five years of being hired or promoted. All directors and executive officers are currently in compliance with these policies;

•	We adopted a robust no-hedging/no-pledging policy that prohibits our directors and Section 16 officers from engaging in hedging transactions with our stock or pledging their shares as collateral for any indebtedness;

•	Our clawback policy allows our Board to recoup any excess incentive compensation paid to our Named Executive Officers if the Company restates its financial results because of an accounting restatement due to material non-compliance with financial reporting under the federal securities laws, or is otherwise based upon fraud, intentional misconduct or gross negligence;

•	Our long term incentive plan adopted in 2015 provides for equity awards that reward performance over a three-year period, and our annual incentive plan includes an equity component that awards restricted stock with a three year vesting period; and

•	We annually conduct a risk assessment of all of our compensation plans to ensure the compensation programs discourage inappropriate risk taking.

In determining executive compensation for 2015, the Compensation Committee considered the fact that our shareholders approved the 2014 compensation program at our April 2015 Annual Meeting of Shareholders (“2015 Annual Meeting”) relating to 2014 compensation. At the 2015 Annual Meeting, 59.7% of all outstanding shares entitled to vote voted in favor of our compensation program, and 93.6% of the shares cast voted in favor of our compensation program. Under the Company’s current articles of incorporation, the vote of a majority of all outstanding shares was required to approve our compensation program.

The committee is determined to continue to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns as they are raised and future advisory votes. We also will continue to request annually an advisory vote from our shareholders on the Named Executive Officers’ compensation. This is consistent with the frequency vote that was supported by our shareholders at the 2013 Annual Meeting of Shareholders. Further, our CEO will continue to meet frequently with shareholders and prospective investors and our Investor Relations Department and General Counsel and Secretary will remain available to shareholders in order to ensure several avenues exist for shareholders to communicate with us.

Role of the Compensation Committee and Management

In 2015, the Compensation Committee had the primary responsibility for assisting the Board in setting the compensation of our Named Executive Officers. The committee was responsible for recommending to the Board for its approval on an annual basis the compensation package for each of these officers.

To determine 2015 base salaries of the Company’s executive officers, including Messrs. Small, Nohra, Garrity and Esson, the Compensation Committee utilized a compensation study prepared internally by management that analyzed the compensation of the Company’s executive officers as compared to the executive officers of the peer group, which study was based upon 2014 data published by the peer group and broader industry compensation surveys. The Compensation Committee recommended to the Board, and the Board approved, the 2015 base salaries of and the target awards under our annual and long term incentive plans to our executive officers, which awards are discussed in greater detail below.

In July 2015, the Board determined that it would delegate authority to the Compensation Committee to set the compensation of our Named Executive Officers and certain other executive officers to improve Board efficiency and to reflect current best practices. Accordingly, all compensation decisions related to our executive officers occurring after July 2015 with respect to 2015 compensation were made directly by the Committee.

As of the date of this proxy statement, the Compensation Committee members are Messrs. Afzal, Burdman, Crewson (Chairman) and Schiraldi and Mrs. Tressel. From time to time, the Compensation Committee invites other Board members, and the President and CEO to attend the committee meetings to discuss the performance of our Company and other matters affecting the compensation of executive officers. Mr. Small does not make recommendations to the committee regarding his own compensation, and all decisions regarding his compensation are made in executive sessions of the committee and the Board, without his presence.

Occasionally, other executives may attend committee meetings to provide pertinent financial, tax, accounting, legal, regulatory, human resources or operational information. Executives in attendance may provide their insights and suggestions, but they do not vote on decisions regarding executive compensation.

Peer Group

The Compensation Committee utilizes a peer group as a benchmark for purposes of setting base salaries of, and awarding cash bonuses and equity based compensation to, the Named Executive Officers, which is revised as necessary by the committee. For 2015, the peer group utilized by the Committee included the following 18 companies:

Company Name (Ticker)

BankFinancial Corp (BFIN)	Horizon Bancorp. (HBNC)

Civista Bancshares, Inc. (CIVB)	Lakeland Financial Corporation (LKFN)

Farmers National Banc Corp (FMNB)	LCNB Bancorp Inc. (LCNB)

Farmers & Merchants Bancorp (FMAO)	MainSource Financial Group, Inc. (MSFG)

First Busey (BUSE)	Mercantile Bank Corp. (MBWM)

First Defiance Financial Corp. (FDEF)	Mutualfirst Financial Inc. (MFSF)

First Financial Corporation (THFF)	Peoples Bancorp Inc. (PEBO)

First Mid-Illinois Bancshares (FMBH)	QCR Holdings, Inc. (QCRH)

German American Bancorp Inc. (GABC)	Stock Yards Bancorp. Inc. (SYBT)

The peer group is designed to facilitate the assessment of our compensation program against banking industry peers when making compensation decisions. The Committee intends to continue utilizing a peer group for benchmarking each year and will annually review the peer group to identify any necessary changes to its composition.

Compensation Components

With respect to 2015, our executive compensation program included the following components:

•	Salary – fixed base pay that reflects our overall financial performance, each executive’s position and individual role, performance, experience and expertise. Salaries also form the basis for which incentives and other select benefits are paid.

•	Annual Cash and Equity Incentive – pay that varies depending on our performance against specific performance measures (described below) that are measured against our peer group, actual results and actual results compared to our budget. These awards are an important part of our compensation philosophy and help us to attract and retain highly qualified management. The objective of our Annual Incentive Plan (AIP) is to motivate and reward executives for achieving (or exceeding) annual financial, strategic and operational goals that we believe will help us maintain long-term profitable growth, maintain asset quality and support value creation for shareholders. Incentives paid in 2015 reflect our performance in relation to specific factors measured primarily against the performance of the Company compared to our budget and the peer group and the Board’s assessment of management’s overall performance.

•	Long Term Equity Incentive – awards of equity-based compensation that vary depending on our performance, strategic goals and desire to recruit and retain highly-qualified executives. The primary objective of our long-term incentive program is to retain our executive management team and motivate and reward our officers for their efforts related to our strategic goals. We also believe equity-based awards support our goals of encouraging stock ownership, aligning the interests of our key executives with our shareholders’ interests and motivating executives to consider our long-term strategic goals. The Company also utilizes long term equity incentive awards for recruiting talent.

•	Other Compensation – perquisites consistent with past practice, as well as broad-based employee benefits such as medical, dental, disability and life insurance coverage.

1. Salary. We pay cash salaries to our executive officers that are intended to be competitive and to take into account the individual’s experience, role, performance, responsibilities and past and potential contribution to the Company. The compensation philosophy generally is to pay Named Executive Officers cash salaries that approximate the median of our peer group.

As noted above, in setting 2015 salaries, the Compensation Committee asked Company management to prepare a compensation analysis, which compared our executive officers with the executive officers of the peer group and also generally to comparable positions contained within broader industry compensation surveys. The Base Study set forth a salary range (minimum/25th percentile, midpoint/50th percentile and maximum/75th percentile) for each officer’s position, which was based upon peer group and compensation survey data from 2014. Each officer’s 2014 salary was analyzed to determine whether it fell above, below or within such ranges and the market variance for each salary range of each officer was presented to the committee.

In addition, we believe that individual performance appraisals are an important part of the decision making process to establish base salaries. In 2015, our governance policies provide that the Nominating and Governance Committee complete the performance appraisal of Mr. Small, which it did and presented to the Compensation Committee. Mr. Small completed and presented to the Committee the performance evaluations of the other Named Executive Officers, and he made 2015 salary recommendations regarding their base salaries. Based upon (i) the compensation analysis prepared by Company management, (ii) the Board’s compensation philosophy described above, (iii) our performance during 2014, (iv) each officer’s individual performance appraisal, (v) the contributions of each officer to the operations, revenue streams, profitability and strategic plans of the Company, and (vi) with respect to all officers (except his own), Mr. Small’s salary recommendations, the Committee and the Board determined to establish 2015 salaries of the Named Executive Officers, effective as of January 1, 2015, as follows:

•	Mr. Small received an increase of $50,000;

•	Mr. Esson received an increase of $30,000;

•	Mr. Garrity received an increase of $7,050; and

•	Mr. Nohra received an increase of $6,990.

In evaluating the increase to each Named Executive Officer’s base salary, the Committee placed particular emphasis on the officer’s salary when compared to the range set forth in the compensation analysis prepared by Company management and the individual’s direct responsibility or contribution to the Company’s growth plans. However, the Committee determined that Mr. Small and Mr. Esson warranted substantial increases due to the reasons described below.

With respect to Mr. Small, the Committee and the Board determined that his performance during his first year as President and CEO of the Company warranted a significant increase. When the Board hired Mr. Small as President and CEO of the Company in 2014, it decided to set Mr. Small’s base salary at the lower end of the range of CEO salaries for our peer group so that the Board could evaluate his performance and provide sufficient opportunity for the Committee and the Board to increase his salary in subsequent years based upon his leadership of the Company and his personal achievements. After evaluating the Company’s performance for 2014, the Committee and the Board determined that the Company’s performance and progress in its strategic growth initiatives during Mr. Small’s first year as President and CEO warranted moving his base salary in line with median levels for base salaries of other CEOs in our peer group.

Mr. Esson’s salary increase was related to his performance and his promotion to CFO of the Company on February 24, 2015.

The Named Executive Officers’ base salaries paid during 2015 are set forth in the “Salary” column of the Summary Compensation Table.

2. Annual Cash and Equity Incentive Awards. The Committee believes the AIP is an important part of our compensation program, as it helps us to attract and retain highly qualified management. The objective of our AIP is to motivate and reward our executives for achieving (or exceeding) annual financial, strategic and operational goals that we believe support sustained long-term profitable growth of the company, improve and maintain our asset quality and support value creation for shareholders. The AIP for 2015 was adopted by the Compensation Committee and the Board on May 26, 2015, and was disclosed publicly pursuant to the Form 8-K filed on June 2, 2015, as amended by the Form 8-K/A filed June 11, 2015. The goal of the AIP is to combine stock and cash compensation to better align executive compensation with shareholder interests on short-term goals.

Pursuant to the AIP, in order for any awards to be made for a calendar year’s performance, the Company must report positive net income for that calendar year, calculated in accordance with generally accepted accounting principles (GAAP), but adjusted to exclude the effect of extraordinary items. The Committee believes that positive GAAP net income is an appropriate trigger given its use as the standard for preparation of the Company’s audited financial statements and SEC disclosures. The Committee determined that shareholders would not expect the Company to pay bonuses if there was no positive net income, and it believed such a threshold is consistent with evolving compensation standards.

If this net income threshold is met, incentive awards are calculated based upon the Company’s performance against the peer group in three of the seven weighted performance measures as set forth below in the “Performance-Payout Table.” Performance against the peer group is only measured against three of the seven weighted performance measures because performance against the Board-approved budgeted net income, revenue growth and loan growth are intrinsic to the Company and evaluated against the approved budget; performance of ROAA is measured based on actual results compared to the performance goals. See “Performance-Payout Table” set forth below. For the calendar year 2015, the target incentive awards, respectively, measured as a percentage of base salary were as follows: Mr. Small—50%; and Messrs. Esson, Nohra and Garrity—40%. These targeted awards were found by the Committee and the Board to be appropriate.

The Committee and the Board determined to include revenue growth as a performance measure in the AIP for 2015 in addition to the performance measures that were utilized in 2014. Revenue growth is defined as total revenue (net interest income plus noninterest income) projected in the budget compared to actual total revenue from January 1 – December 31. The Board decided it was important to add a revenue growth measure to recognize the critical role that net interest margin and non-interest income have in growing the profitability of the Company.

If an award under the AIP is made, the AIP provides that it will be paid 80% in cash and 20% in restricted stock, which the Committee and the Board determined provides a balanced approach to rewarding past performance while aligning the interests of management with shareholders by providing for future growth potential as share value increases along with Company performance. Any restricted stock awards made under the AIP are awarded pursuant to the Company’s 2015 United Community Financial Corp. Long Term Incentive Compensation Plan (the “2015 Plan”) and vest equally over three years, beginning on the first anniversary of the date of performance certification, which will be 2017 for the 2015 awards. The Committee and the Board determined that three-year vesting is an important feature because it helps to retain officers and continues to put the value of such shares at risk if the Company’s performance diminishes over the vesting period. To receive any award under the AIP, the individual must be actively employed by Home Savings on the day the award is made.

AIP payouts are based upon the actual performance of the Company for a given year by comparing the 12 months ended December 31 to the actual performance of the peer group during the same 12-month period, by comparing actual performance results for the fiscal year to annual budget goals for net income, revenue growth and loan growth, or by comparing actual results to performance goals for ROAA.

The calculation of the incentive awards under the AIP is as follows. First, it must be determined where the Company’s actual performance falls in comparison to the seven weighted performance measures: the three peer group weighted performance measures, budgeted net income, revenue growth and loan growth and actual ROAA. The comparison is based upon percentiles that correspond to a threshold level for that performance measure. Second, the threshold level achieved is used to determine the bonus percentage for that performance measure based upon the executive officer’s position. Finally, this bonus percentage is multiplied by the performance measure’s assigned weighting and by the executive’s base salary to determine what amount, if any, is awarded for that performance measure. The amount earned for each performance measure is added together to determine the total incentive award under the AIP.

The Committee and Board determined that, for any peer group-based performance measure where our performance ranked below the 25th percentile of the peer group, no bonus would be awarded. The Committee and Board decided that establishing a floor threshold is appropriate because we expect to perform at or above the 25th percentile, and the Committee and Board believe that performance below the 25th percentile should not result in incentive compensation.

The Performance-Payout Table below describes the seven performance measures, their respective weighting, how performance on each measure will be evaluated (relative to peers, relative to budget or relative to actual results) and the goals for threshold performance, target performance and superior performance. The Committee and the Board’s rationale for the weighting of the performance measures is set forth below under the heading “Weightings for Performance Measures.” Achievement of the target performance goal will result in 100% of target payout for the respective measure, while achievement of the superior performance goal will result in 200% of the target payout for the measure. Payouts for performance between threshold and target, or between target and superior, will be interpolated.

Performance-Payout Table:

		Evaluated	Performance Goals
Performance Measure	Weight	Vs.	Threshold	Target	Superior
Net Income	30%	Budget	75% of Budget	100% of Budget	125% of Budget
ROAA	15%	Actual Results	ROAA of 0.60	ROAA of 0.75	ROAA of 0.90
Revenue Growth ($MM)	15%	Budget	$65.875	$77.500	$89.125
Gross Loan Growth	10%	Budget	9.0%	14.0%	19.0%
Core Deposit Growth	10%	Peers	25th %ile	50th %ile	75th %ile
Efficiency Ratio	10%	Peers	25th %ile	50th %ile	75th %ile
Non-Performing Assets	10%	Peers	25th %ile	50th %ile	75th %ile

Payout for Performance Level (% of Target Opportunity):			0%	100%	200%

Definitions:

•	%ile: Percentile Rank within defined Peer Group;

•	ROAA: GAAP performance excluding extraordinary items;

•	Revenue Growth: Total revenue (net interest income plus noninterest income) projected in the budget compared to actual total revenue from January 1 – December 31;

•	Net Income: GAAP Net Income excluding extraordinary items;

•	Loan Growth: Gross loan growth (including loans held for sale) projected in the budget compared to actual gross loan growth (including loans held for sale) from January 1 – December 31;

•	Core Deposit Growth: Total Deposits less time deposits;

•	Efficiency Ratio: Operating Expense divided by Operating Revenue; and

•	Non-Performing Assets: Total NPAs divided by Average Total Assets.

Weightings for Performance Measures

In designing the AIP, the Committee and the Board emphasized the Company’s goals of improving profitability, expanding revenue streams, and growing assets while maintaining a strong credit culture. The Committee and Board determined that to encourage these goals, the AIP would include the following performance measures and threshold levels:

Performance Measures		Rationale:
Profitability	45.0%

Return on Average Assets	15.0%	Commonly used method of measuring profitability, and is affected by how well non-performing assets are managed. Measurement emphasizes asset quality and is not considered to encourage risk taking.

Budgeted Net Income	30.0%	Provides a level of legitimacy to actual results as compared to budgeted results, and focuses management on achieving budgeted net income.

Growth	35.0%

Revenue Growth	15.0%	Revenue growth focuses on the critical role that net interest margin and non-interest income have in growing profitability.

Gross Loan Growth	10.0%	Gross Loan Growth is an important strategic goal of the Company to increase profitability and effectively deploy our capital. An increase in loan growth should result in improvement in our net interest income and help to improve or sustain the interest rate margin.

Core Deposit Growth	10.0%	Growth of core deposits discourages growth of costly time deposits (such as brokered CD’s), focuses attention on less costly deposits and growth of business and retail checking and savings accounts. An increase in core deposit growth should help to improve or sustain the interest rate margin.

Efficiency and Asset Quality	20.0%

Efficiency Ratio	10.0%	Commonly used method of measuring how much we pay on operating expenses, such as salaries and employee benefits. It measures how much it costs us to earn $1.00 of income.

Non-Performing Assets	10.0%	Commonly used method of measuring asset quality.

Total Weighting	100.0%

2015 Performance and the AIP.

The Company reported positive net income of $16.3 million for the fiscal year ended December 31, 2015. During 2015, management diligently pursued growth initiatives, reporting robust annual loan growth of 15.7%, including loans held for sale, and annual deposit growth of 6.5%. Cost reduction and containment initiatives also were successfully implemented, resulting in an efficiency ratio of 65.1% for the year, compared to 72.85% at the end of 2014. In light of improving financial performance, the Board approved an increase in the dividend to 2  1⁄2 cents ($.025).We also have enjoyed significant growth in our stock price over the past several years, including 2015, as set forth in the chart and schedule below (which assume a value of $100 on December 31, 2010), outpacing both the NASDAQ Composite and SNL Thrift indexes.

	Period Ending
Index	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15
United Community Financial Corp.	100.00	94.78	215.67	266.42	402.47	447.97
NASDAQ Composite	100.00	99.21	116.82	163.75	188.03	201.40
SNL Thrift	100.00	84.12	102.32	131.30	141.22	158.80

For 2015, UCFC’s performance under the AIP for the Named Executive Officers is as follows:

•	With respect to UCFC’s budgeted net income, the budget was net income of $14.3 million, compared to actual net income of $16.3 million, resulting in an achieved level of 113.5% of target;

•	ROAA was 0.85% resulting in an achieved level of 167% of target;

•	Revenue Growth was $76.31 million, compared to target Revenue Growth of $77.5 million, or 98.4% of target;

•	Loan Growth was 15.4% compared to target of 14.0%, resulting in an achieved level of 128% of target;

•	Core Deposit Growth for UCFC was 7.46%, resulting in a percentile rank of 57.9% and an achieved level of 132% of target;

•	Efficiency Ratio for UCFC was 65.48%, resulting in a percentile rank of 36.8% and an achieved level of 47% of target; and

•	Non-Performing Assets for UCFC was .98%, resulting in a percentile rank of 5.3% and an achieved level of 0% of target.

The following table sets forth our calculated payout under the AIP based upon the performance described above for the Named Executive Officers in 2015:

			Performance Goals
Performance Measure	Weight	Evaluated Vs.	Threshold	Target	Superior	Weighted Payout %
Net Income ($MM)	30%	Budget	75% of Budget	100% of Budget	125% of Budget	46.2
ROAA	15%	Actual Results	ROAA of 0.60	ROAA of 0.75	ROAA of 0.90	25.0
Revenue Growth ($MM)	15%	Budget	$65.875	$77.500	$89.125	13.5
Loan Growth ($MM)	10%	Budget	9.0%	14.0%	19.0%	12.8
Core Deposit Growth	10%	Peers	25th %ile	50th %ile	75th %ile	13.2
Efficiency Ratio	10%	Peers	25th %ile	50th %ile	75th %ile	4.7
Non-Performing Assets	10%	Peers	25th %ile	50th %ile	75th %ile	0.0

Payout for Performance Level (% of Target Opportunity):			0%	100%	200%	115.4

The Committee reviewed the calculations under the AIP and the potential payouts set forth above, and the Committee considered the significant accomplishments of management and the extent to which management achieved the Company’s strategic goals. Based upon the Committee’s review of management’s and the Company’s performance, the Committee certified the performance results and approved the payout of 115.4% of the target incentive payout as calculated above. Under this payout, Mr. Small received an incentive award equal to 57.7% of his base salary, while the other officers received incentive awards equal to 46.16% of their base salaries.

Applying this calculated payout of 115.4% of target under the AIP resulted in the following payments to the Named Executive Officers:

Name	Cash Award(1)	Equity Award(2)
Gary M. Small	$184,640	$46,160
Timothy W. Esson	$77,549	$19,387
Matthew T. Garrity	$89,384	$22,346
Jude J. Nohra	$88,624	$22,156

(1)	The cash component of the AIP awarded to Named Executive Officers and paid during 2016 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	The restricted stock component of the AIP awarded to Named Executive Officers and paid during 2016 is set forth in the “Stock Awards” column of the Summary Compensation Table. The value of the restricted shares is based on the closing market price of the Company’s common shares on March 1, 2016, the date designated by the Committee following certification of the performance results and the calculated payout. The actual value to the employee is determined by the market price on the vesting dates as well as the on-going market value during the subsequent holding period.

3. Long-Term Equity Compensation. Named Executive Officers participate in our long-term incentive plans approved by shareholders: the 1999 Amended and Restated Long-Term Incentive Plan (the “1999 Plan”), the 2007 Long-Term Incentive Plan (the “2007 Plan”), and the 2015 Plan. On May 20, 2009, the 1999 Plan terminated. The 2007 Plan was terminated upon approval of the 2015 Plan at the 2015 Annual Meeting. All outstanding awards previously made under the 1999 and 2007 Plans generally expire 10 years after the award was granted or until otherwise terminated in accordance with the terms and conditions of the plans. Equity awards are currently made only under the 2015 Plan. Long-term equity compensation is intended to align executive officers’ interests with those of shareholders, attract and retain highly-qualified executives and maintain a stable executive management group.

Based upon the compensation study performed by PMP in 2013, PMP recommended that the Board adopt a long term incentive plan that results in regular awards of equity based upon achievement of long term performance objectives. PMP reported that most community banks over $1.0 billion in assets make regular awards of restricted stock (and/or options). Based upon PMP’s recommendations and the compensation study, the Committee and the Board decided in January 2014 to begin adopting an annual long term incentive compensation plan (“LTIP”). The LTIP for 2015 was disclosed publicly on Form 8-K filed June 2, 2015, as amended by Form 8-K/A filed June 11, 2015.

The LTIP provides incentive compensation awards to the Company’s named executive officers whose participation and target award opportunities will be approved by the Compensation Committee. Executive incentive awards for each year are generally based upon the actual performance of the Company for the 36 months ending December 31 compared to the actual performance of a peer group during the same 36-month period for two of the three performance measurements and against the Board approved budgeted cumulative net income over the three year strategic plan. Under the LTIP for 2015, the first potential award would be paid to the Named Executive Officers in 2018, following year-end 2017.

Performance share units (“PSUs”) for each year are granted as a percentage of the base salary of the Named Executive Officers, as follows: Mr. Small—25%; and Messrs. Esson, Garrity and Nohra—20%, divided by the Company’s average stock price for the 20 trading days prior to the grant of PSUs. Once the awards are calculated at the end of each three-year performance period, they are paid in unrestricted shares.

At the end of each third year after the grant of PSUs, the calculation of the incentive awards under the LTIP is determined by where the Company’s actual performance falls in comparison to the peer group for two of three weighted performance measures. See the Annual LTIP Performance-Payout Table set forth below. The comparison is based upon percentiles that correspond to a threshold level for each performance measure. The third performance measure, three-year cumulative net income, is evaluated in comparison to our annual budget set forth each year in our three year strategic plan. The threshold levels achieved are used to determine the bonus percentage for that performance measure. The bonus percentage is multiplied by the performance measure’s assigned weighting and by the executive’s percentage of average annual base salary to determine what amount, if any, is awarded for the Company’s actual performance for that performance measure for the performance period. The amount earned for each performance measure is added together to determine the total incentive award paid out under the LTIP for that year.

Performance Measures, Weightings, Goals and Payout Calibration:

The Compensation Committee and the Board identified three performance measures that are aligned with the Company’s goals for the 2015 grant covering the 2015-17 performance period, which will be paid out in 2018. Unless changed by the Committee, the following three performance measures will be used annually for consecutive performance periods (e.g., the 2016-18 period):

•	3-year average ROE will be weighted 33% and be evaluated relative to peer group performance;

•	3-year cumulative Net Income will be weighted 33% and be evaluated relative to our strategic plan goals; and

•	3-year relative Total Shareholder Return (rTSR) will be weighted 34% and be evaluated relative to peer group performance.

The Annual LTIP Performance-Payout Table below describes the three performance measures, their respective weighting, how performance on each measure will be evaluated (relative to peers or relative to plan) and the goals for threshold performance, target performance and superior performance. Achievement of the target performance goal will result in 100% of target payout for the respective measure, while achievement of the superior performance goal will result in 150% of the target payout for the measure. Payouts for performance between threshold and target, or between target and superior, will be interpolated.

Annual LTIP Performance-Payout Table:

		Evaluated	Performance Goals
Performance Measure	Weight	vs.	Threshold	Target	Superior
3-year Average ROE	33%	Peers	25th %ile	50th %ile	75th %ile
3-year Cumulative Net Income	33%	Annual Budgeted Net Income	75% of Plan	100% of Plan	125% of Plan
3-year Total Shareholder Return (rTSR)	34%	Peers	25th %ile	50th %ile	75th %ile

Payout for Performance Level (% of Target Opportunity):			0%	100%	150%

Definitions:

•	3-year Average ROE: Return on average equity, averaged over 12 quarters from the first quarter of 2015 through the fourth quarter of 2017;

•	3-year Cumulative Net Income: Cumulative GAAP Net Income excluding extraordinary items for the performance period; and

•	Total Shareholder Return: stock price appreciation, plus reinvested dividends.

In accordance with the LTIP and GAAP, the 2015 Award (payable in 2018) was calculated and accrued by the Company assuming that our performance results in payouts at the target level. Accordingly, the table below sets forth the PSUs that were awarded in May 2015 assuming target performance was achieved for all three performance measurements (the actual award, if any, will be calculated in 2018 and paid out to Named Executive Officers in accordance with the description above):

	PSU Award
Name	PSUs Awarded	Value of PSUs Awarded(1)
Gary M. Small	18,349	$108,257
Timothy W. Esson	7,706	$45,468
Matthew T. Garrity	8,883	$52,407
Jude J. Nohra	8,807	$51,961

(1)	The value of the PSUs awarded in 2015 to the Named Executive Officers is set forth in the “Stock Awards” column of the Summary Compensation Table, and it reflects the target number of PSU’s granted under the LTIP, as computed in accordance with FASB ASC Topic 718. The value of the PSUs is based on the probable outcome of the applicable performance conditions as described above. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to the PSU awards. The actual number of PSUs that will vest and be earned (if any) by each Named Executive Officer will be based upon satisfaction of the performance conditions over the 2015-17 performance period.

The Committee maintains flexibility and discretion to adjust measure definitions, if such adjustments ensure a more accurate comparison relative to the peer group and/or more appropriately reflect the goals of the LTIP and the Company’s compensation philosophy. The LTIP further provides that a participant in the LTIP must be employed with the Company on the date the award is made; otherwise, the participant is not entitled to any award.

The PMP compensation study noted that to achieve annual targeted total compensation relative to the peer group in accordance with the Committee and the Board’s compensation philosophy described above, the Committee should consider annual discretionary awards until the LTIP begins to pay out equity awards, which is 2017 since the first LTIP award was made in 2014. PMP advised the Board that, without such discretionary awards, the Company’s compensation package would not be competitive with the compensation of other members of the peer group.

Accordingly, the Committee discussed the PMP compensation study and the gap in long term incentive awards until the LTIP takes effect and the awards begin to payout to the Named Executive Officers. The Committee considered the significant progress the Company has made in executing its strategic plan including, but not limited to, growth of the balance sheet, attracting additional talent to the organization, cost reductions, and delivery of key tactical initiatives. The Committee recognized that these achievements placed the Company farther along on its three-year strategic plan than anticipated. As a result of management’s tremendous accomplishments in 2015 and PMP’s recommendation that the Company make discretionary awards until the first LTIP payout in 2017, the Committee determined to pay Mr. Small a discretionary award of restricted shares equal to 28.85% of his base salary, while the other Named Executive Officers received incentive awards equal to 23.08% of their base salary. The Committee further determined that the restricted shares would vest equally over three years, beginning on the first anniversary of the award. The Committee determined that three-year vesting is an important feature because it helps to retain officers, continues to put the value of the shares at risk if the Company’s performance diminishes over the vesting period and is consistent with past discretionary awards made to Named Executive Officers.

Accordingly, the Committee awarded restricted shares to the Named Executive Officers as follows:

Name	Equity Award(1)
Gary M. Small	$115,400
Timothy W. Esson	$48,468
Matthew T. Garrity	$55,865
Jude J. Nohra	$55,390

(1)	The discretionary stock awarded to Named Executive Officers and paid during 2016 is set forth in the “Stock Awards” column of the Summary Compensation Table. The value of the restricted shares is based on the closing market price of the Company’s common shares on March 1, 2016, the date designated by the Committee. Actual value to the employee is determined by the market price on the vesting dates as well as the on-going market value during the subsequent holding period.

4. Other Compensation. Named Executive Officers participate in the Company’s broad-based employee benefit plans, such as medical, dental, supplemental disability and group term life insurance programs. Perquisites have been used in the past for some the Named Executive Officers that, as applicable, consist of use of a company car or a car allowance and fees for club memberships. During 2014, the Compensation Committee discussed these perquisites at great length and considered the compensation review prepared by PMP, which indicated that current trends demonstrate more conservative use of perquisites. The Committee and the Board determined that effective January 1, 2014, the Committee would phase out all management perquisites over a three year period, and that in doing so each officer would receive a lump sum payment equal to the amount of such perquisites paid in 2013, payable in January 2014, 2015 and 2016. The payments made to the Named Executive Officers are set forth in the “Other Compensation” column of the Summary Compensation Table.

Tax and Accounting Considerations. Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the Named Executive Officers in a taxable year. All of the compensation we paid in 2015 to the Named Executive Officers is expected to be deductible under Section 162(m). The committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

COMPENSATION COMMITTEE REPORT

In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with executive management. On March 8, 2016, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ended December 31, 2015.

Respectfully submitted by the members of the Compensation Committee of the Board:

Scott N. Crewson, Chairman

Zahid Afzal

Lee Burdman

Richard J. Schiraldi

Ellen J. Tressel

COMPENSATION OF EXECUTIVE OFFICERS

The following table presents certain information regarding the compensation earned by the Named Executive Officers for services rendered during the years indicated:

Summary Compensation Table

Name and Principal Position	Year $	Salary $	Bonus $	Stock Awards $(1)	Non-Equity Incentive Plan Compensation $	All Other Compensation $(2)	Total $
Gary M. Small President and CEO, UCFC and Home Savings	2015 2014	412,885 247,692	0 0	269,817 695,500	184,640 112,000	9,776 2,364	877,118 1,057,556
Timothy W. Esson CFO and Treasurer, UCFC, and EVP, CFO and Treasurer Home Savings	2015 2014	216,577 179,805	0 15,000	113,323 76,320	77,549 46,080	17,419 14,243	424,868 331,448
Matthew T. Garrity EVP, Commercial Lending and Credit Administration, Home Savings	2015 2014 2013	251,007 234,293 219,675	0 0 85,903	130,618 99,640 92,264	89,384 60,160 39,541	14,943 10,854 10,099	485,952 404,947 447,482
Jude J. Nohra General Counsel and Secretary, UCFC, and EVP, Corporate Governance and Secretary, Home Savings	2015 2014 2013	248,871 232,820 229,100	0 0 78,730	129,507 98,792 96,222	88,624 59,648 41,238	9,458 5,327 4,789	476,460 396,587 450,079

(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of (i) the shares granted under the 2015 Plan and (ii) the target number of PSUs granted under the LTIP, as computed in accordance with FASB ASC Topic 718. The value of the PSUs is based on the probable outcome of the applicable performance conditions: Mr. Small $108,257; Mr. Esson $45,468; Mr. Garrity $52,407; Mr. Nohra $51,961. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to the PSU awards. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2015, included in the Company’s 2015 Form 10-K. The actual number of PSUs that will vest and be earned (if any) by each Named Executive Officer will be based upon satisfaction of the performance conditions over the 2015-2017 performance period. The aggregate grant date fair value of the PSUs assuming we achieve the superior performance level is as follows: Mr. Small $196,327; Mr. Esson $80,774; Mr. Garrity $105,455; Mr. Nohra $104,558. See “Compensation Discussion and Analysis – Compensation Components – Long-Term Equity Compensation” in this proxy statement.
(2)	All Other Compensation includes the lump sum cash payment made to Named Executive Officers for the value of the car and parking allowances or the Named Executive Officer’s group term life insurance premiums and 401(k) matches.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Annual Incentive Plan Awards
Name	Grant Date		Threshold(1) ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards(4)
Gary M. Small	5/26/2015	(2)	24,000	160,000	320,000	1,000	6,667	13,333	40,000
	5/26/2015	(3)				1,083	18,349	27,523	108,257
Timothy W. Esson	5/26/2015	(2)	10,080	67,200	134,400	420	2,800	5,600	16,800
	5/26/2015	(3)				524	7,706	11,560	45,468
Matthew T. Garrity	5/26/2015	(2)	11,618	77,456	154,912	484	3,227	6,455	19,364
	5/26/2015	(3)				520	8,883	13,324	52,407
Jude J. Nohra	5/26/2015	(2)	11,520	76,797	153,594	480	3,200	6,400	19,199
	5/26/2015	(3)				455	8,807	13,210	51,961

(1)	For purposes of calculating this amount, it was assumed that (a) the Company had positive net income for the fiscal year, (b) Net Loan Growth just exceeded the 25th percentile, and (c) none of the other performance measures were met.
(2)	The amounts shown reflect the threshold, target and maximum cash and number of restricted shares that each Named Executive Officer is eligible to earn under the AIP. See “Compensation Discussion and Analysis—Compensation Components—Annual Cash and Equity Incentive Awards” above for more information concerning the awards granted under the AIP for 2015 performance.
(3)	The amounts shown reflect the threshold, target and maximum number of PSUs that each Named Executive Officer is eligible to earn based over the 2015-2017 performance period. See “Compensation Discussion and Analysis—Compensation Components—Long-Term Equity Compensation” above for more information concerning the PSUs granted in the 2015 fiscal year.
(4)	The amounts shown reflect the aggregate grant date fair value of the target award computed in accordance with FASB ASC Topic 718 based on the probable outcome of the applicable performance conditions.

Outstanding Equity Awards at December 31, 2015

The following table sets forth, as of the end of fiscal 2015, all equity awards outstanding under our equity compensation plans for each Named Executive Officer.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Not Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Gary M. Small	—	—	—		100,063	(4)	590,372	18,349	(2)	108,257
								24,139	(3)	142,420
Timothy W. Esson	12,000	—	1.900	05/08/2019	10,789	(5)	63,655	7,706	(2)	45,468
	20,000	—	2.100	04/29/2020				11,142	(3)	65,738
Matthew T. Garrity	20,000	—	1.900	05/08/2019	8,457	(6)	49,896	8,883	(2)	52,407
	40,000	—	2.100	04/29/2020				13,354	(3)	78,789
Jude J. Nohra	9,785	—	5.885	02/27/2018	12,151	(7)	71,691	8,807	(2)	51,961
	20,000	—	1.900	05/08/2019				13,240	(3)	78,116
	40,000	—	2.100	04/29/2020

(1)	Market value represents the product of the closing price of our common shares on December 31, 2015, which was $5.90, multiplied by the number of shares or units shown.
(2)	The amounts shown reflect the target number of PSUs awarded to each Named Executive Officer in 2015 under the LTIP. The actual number of PSUs that will vest and be earned (if any) will be determined after the 2015-2017 performance period.
(3)	The amounts shown reflect the target number of PSUs awarded to each Named Executive Officer in 2014 under the LTIP. The actual number of PSUs that will vest and be earned (if any) will be determined after the 2014-2016 performance period.
(4)	The shares vest as follows: March 5, 2016- 6,164 shares; 41,667 shares on each of April 1, 2016 and 2017; March 5, 2017- 6,163 shares; March 5, 2018- 4,402 shares.
(5)	The shares vest as follows: January 21, 2016- 1,949 shares; March 5, 2016- 2,536 shares; January 21, 2017- 1,958 shares; March 5, 2017- 2,535 shares; and March 5, 2018- 1,811 shares.
(6)	The shares vest as follows: January 21, 2016- 367 shares; March 5, 2016- 666 shares; January 21, 2017- 2,447 shares; March 5, 2017- 2,612 shares; and March 5, 2018- 2,365 shares.
(7)	The shares vest as follows: January 21, 2016- 689 shares; March 5, 2016- 3,283 shares; January 21, 2017- 2,552 shares; March 5, 2017- 3,282 shares; and March 5, 2018- 2,345 shares.

Options Exercised and Stock Vested

The following table reflects all stock option exercises and the vesting of restricted shares held by each of our Named Executive Officers during fiscal 2015. The table reports the number of shares for which the options were exercised or vested and the aggregate dollar value realized upon exercising those options or when the stock awards became vested.

	Option Awards			Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Weighted Option Exercise Price ($)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary M. Small	—	—	—	43,427	238,449
Timothy W. Esson	—	—	—	2,452	14,063
Matthew T. Garrity	—	—	—	6,639	36,432
Jude J. Nohra	—	—	—	3,320	19,056

(1)	For Messrs. Esson, Garrity and Nohra, the stock awards set forth in the table above were issued on December 24, 2012 and March 5, 2015, under the AIP’s approved by the Board in 2012 and 2014. The awards made under the December 24, 2012 AIP vested in three equal installments on December 24, 2013, 2014 and 2015. In 2014, the Board accelerated the vesting to December 15, 2014 and December 14, 2015, respectively, to facilitate the timely filing and issuance of employee Form W-2’s and payment and filing of payroll taxes and forms. The award made under the 2014 AIP resulted in one third of the shares vesting on March 5, 2015, with the remainder to vest evenly on March 5, 2016 and March 5, 2017. Mr. Small’s stock awards set forth in the table above were from the 2014 AIP vest described above and from the vest of restricted shares granted to Mr. Small upon his hire on April 1, 2014. The 125,000 shares that Mr. Small was granted when he joined the Company vest in three equal installments on April 1, 2015, April 1, 2016 and April 1, 2017.

Employment Agreements, Termination and Change in Control Payments

As of December 31, 2015, Home Savings had employment agreements with Messrs. Small, Esson, Nohra and Garrity. Mr. Small’s agreement is for a term of two years, has an effective date of April 1, 2014 and is automatically extended for additional one year terms until either the Company or Mr. Small terminate the agreement. Messrs. Esson’s, Nohra’s and Garrity’s agreements are for a term of one year but include an “evergreen provision,” meaning that they are extended for one day each day so that the term is always twelve months. Mr. Esson’s agreement was originally entered into on September 29, 2011. Messrs. Nohra’s and Garrity’s employment agreements were originally executed in April 2010. Each agreement is terminable at any time.

In accordance with the terms of his employment agreement, Mr. Small entered into a restricted stock agreement with the Company (the “RSA”) on April 1, 2014 pursuant to which he received an award of 125,000 common shares with a three year vesting schedule. The RSA provides that 33% of the shares covered by the award vest on the first anniversary of the grant date, 33% vest on the second anniversary of the grant date (for an aggregate vesting of 67%) and 34% vest on the third anniversary of the grant date (for an aggregate vesting of 100%). However, the award becomes fully vested and nonforfeitable upon (i) the death of Mr. Small, (ii) his permanent disability, (iii) termination of his employment with the Company without cause or for good reason or (iv) a change of control (all provided or as defined in the employment agreement).

The discussion and table below reflect the amount of compensation that would be paid to each of the Named Executive Officers in the specified event of termination of such executive’s employment under the agreements, the RSA and the Company’s 2014 and 2015 annual and long term incentive plans as of December 31, 2015. The amounts shown are estimates. Amounts do not include compensation and benefits available generally to all of our salaried employees on a non-discriminatory basis.

	Change of Control ($)	Death ($)	Disability ($)	Other Termination ($)
Gary M. Small
Base Amount	800,000	—	—	400,000
Bonus/Short and Long Term Incentive Compensation	874,910	437,455	437,455	415,850
Restricted Stock Award	590,372	590,372	590,372	590,372
Health Insurance	18,108	—	18,108	18,108

Total	2,283,390	1,027,827	1,045,935	1,424,330

Timothy W. Esson
Base Amount	420,000	51,781	—	210,000
Bonus/Short and Long Term Incentive Compensation	189,518	189,518	189,518	180,376
Restricted Stock Award	63,655	63,655	63,655	63,655
Health Insurance	7,404	—	7,404	7,404

Total	680,577	304,954	260,577	461,435

Jude J. Nohra
Base Amount	479,980	59,176	—	239,990
Bonus/Short and Long Term Incentive Compensation	220,329	220,329	220,329	209,849
Restricted Stock Award	71,691	71,691	71,691	71,691
Health Insurance	17,196	—	17,196	17,196

Total	789,196	351,196	309,216	538,726

Matthew T. Garrity
Base Amount	484,100	59,684	—	242,050
Bonus/Short and Long Term Incentive Compensation	220,565	220,565	220,565	209,994
Restricted Stock Award	49,896	49,896	49,896	49,896
Health Insurance	17,484	—	17,484	17,484

Total	772,045	330,145	287,945	519,424

Base Salary. Mr. Small’s employment agreement established an initial base salary of $350,000. Messrs. Esson’s, Nohra’s and Garrity’s employment agreements established initial base salaries of $150,000, $180,000 and $165,000, respectively. The agreements provide that based on each officer’s individual performance and other factors deemed appropriate by the Board or the Compensation Committee, the Board may increase the executive’s base salary. Each agreement provides that, in the event that the Board increases any executive’s annual base salary, the amount of the initial annual base salary, together with any such increases, will become the executive’s base salary under the agreement.

Bonus; Fringe Benefits. Each of these employment agreements provides that the executive is eligible to participate in any executive incentive plan adopted by the Company. In addition, each of the employment agreements provides that Home Savings will provide the executive the benefit programs (including vacation and sick leave) provided to actively employed, similarly situated employees of the Company.

Termination upon Change of Control. Mr. Small’s employment agreement provides that he is entitled to certain benefits if his employment is terminated within six months before or one year after a change of control and the employment agreements of Messrs. Esson, Nohra and Garrity provide that they also are entitled to certain benefits if their employment agreement is terminated within nine months before or one year after a change of control: (i) by the Company or its successor; or (ii) by the executive for “good reason” (including, for example, a material reduction in the executive’s salary, authorities, duties or responsibilities, a requirement (to the extent applicable) that the executive report to a corporate officer instead of reporting directly to the Board, a material change to one’s title or a material change in the geographic location in which the executive performs his services). Any benefits to be received by the executive will be reduced to the maximum amount payable under Code Section 280G without penalty.

Under each of the employment agreements, “change of control” is defined as:

•	The date any one person, or more than one person acting as a group, acquires ownership of shares of the Company or Home Savings possessing 25% or more of the total voting power of the shares of the Company or Home Savings;

•	The date that any one person, or more than one person acting as a group, acquires the ability to control the election of a majority of the directors of the Company or Home Savings;

•	The date a majority of the members of the Board of the Company or Home Savings is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of the appointment or election; or

•	The acquisition by any person, or more than one person acting as a group, of “control” of Home Savings or the Company within the meaning of 12 C.F.R. Section 303.81.

Under these circumstances, Mr. Small is entitled to an amount equal to: (1) two times the greater of his prior year’s base salary or his base salary in effect immediately prior to his termination; (2) a single lump sum payment equal to two times the target short and long term incentive (See “Compensation Discussion and Analysis— Annual Cash and Equity Incentive Awards” above); (3) the sum of any accrued but unpaid bonus payable in accordance with any applicable bonus plan; and (4) any accrued salary or benefits and continued coverage at the Company’s or its successor’s expense under all health and welfare benefit plans until the earlier of the expiration of 18 months or the date upon which he is included in another employer’s benefit plans as a full-time employee.

Each of Messrs. Esson, Garrity and Nohra would be entitled to an amount equal to two times his applicable base salary, any accrued but unpaid bonus payable in accordance with any applicable bonus plan, any accrued salary or benefits and continued coverage at the Company’s or its successor’s expense under all health and welfare benefit plans until the earlier of the expiration of 12 months or the date upon which he is included in another employer’s benefit plans as a full-time employee.

Termination upon Death. Under the employment agreements of Messrs. Esson, Nohra and Garrity, upon the executive’s death, his estate is entitled to receive a continuation of his base salary for 90 days.

Termination upon Disability. Under the employment agreements, if the executive is unable to perform his duties due to illness or incapacity for a period of up to 150 consecutive days, the Company can terminate the employment agreement. After the employment agreement is terminated, the executive is entitled to any accrued salary or benefits in accordance with such plans or programs and continued coverage at Home Savings’ expense under all health and welfare benefit plans until the earlier of the expiration of 12 months or the date upon which he is included in another employer’s benefit plans as a full-time employee.

Termination for Cause. None of the executives are entitled to receive any benefits under the employment agreement following termination for cause. “Cause” means the executive’s

•	Continued intentional failure or refusal to perform substantially the executive’s assigned duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the executive of such failure;

•	Engagement in willful misconduct, including without limitation, fraud, embezzlement, theft or dishonesty in the course of the executive’s employment with the Company;

•	Conviction of, or plea of guilty or nolo contendere to a felony or a crime other than a felony, which felony or crime involves moral turpitude or a breach of trust or fiduciary duty owed to the Company or any of its affiliates; or

•	Disclosure of trade secrets or material, non-public confidential information of the Company or any of its affiliates in violation of the Company’s or its affiliates’ policies that applies to the executive or any agreement with the Company or any of its affiliates in respect of confidentiality, nondisclosure, non-competition or otherwise.

Other Termination. If Mr. Small is terminated before the expiration of his employment agreement for any reason other than death, disability, cause or change of control, then he is entitled to receive the salary in effect at the time of termination for a period of the greater of the remaining term under the agreement or 12 months, any accrued but unpaid bonus payable in accordance with any applicable bonus plan, any accrued salary or benefits payable in cash to which the executive is entitled to under such plans or programs and continued coverage under all health and welfare benefit plans at the expense of Home Savings until the earlier of the expiration of the term or the date upon which he is included in another employer’s benefit plans as a full-time employee.

If any of Messrs. Esson, Nohra or Garrity are terminated before the expiration of his employment agreement for any reason other than death, disability, cause or change of control, then he is entitled to receive the salary in effect at the time of termination for a period of 12 months, any accrued but unpaid bonus payable in accordance with any applicable bonus plan, any accrued salary or benefits payable in cash to which the executive is entitled to under such plans or programs and continued coverage under all health and welfare benefit plans at the expense of Home Savings until the earlier of the expiration of the term or the date upon which he is included in another employer’s benefit plans as a full-time employee.

Non-Compete; Non-Solicitation. With respect to Mr. Small, he is subject to a non-compete provision that prohibits him from engaging in any business actively in competition with that of the Company or its affiliates for a period of 12 months following any termination except for good reason in any county in which the Company has an office, and non-solicitation of customers and employees provisions that prohibit them from soliciting any customers or employees for a period of twelve months following termination of the executive. With respect to Messrs. Esson, Nohra and Garrity, they are subject to a non-compete provision that prohibits each of them from engaging in any business actively in competition with that of the Company or its affiliates for a period of 12 months following termination of the executive in any county in which the Company has an office, and non-solicitation of customers and employees provisions that prohibit them from soliciting any customers or employees for a period of twelve months following termination of the executive.

Indemnification. Each of the employment agreements provides for indemnification by the Company for liabilities arising out of the executive’s performance of his duties under the employment agreement. Notwithstanding the foregoing, the indemnification provided under the agreement does not extend to matters for which the executive has been terminated or where such indemnification is prohibited by applicable law or regulation.

Suspension or Termination in Connection with certain Special Regulatory Events. Under each of the employment agreements, if the executive’s employment is terminated or suspended (unless such suspension is stayed) by applicable Federal regulators or if Home Savings is placed in conservatorship or receivership, the Company’s obligations under the agreements are terminated, except with respect to any vested rights of the executive. In the event of a suspension of an executive where the charges are later dismissed, the Company shall pay the executive the amount withheld during such suspension.

Release. As a condition to receiving any payments for a termination under the agreement as described above, other than a payment of any accrued but unpaid compensation, benefits or bonus, the executive must agree to release the Company and its affiliates, employees and directors from any and all claims that the executive may have against the Company, employees and directors up to and including the date the executive signs a release in the form provided by the Company.

Related Person Transactions

Home Savings makes loans to executive officers and directors of the Company and its subsidiaries in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable loans with persons not related to Home Savings, and did not involve more than the normal risk of collectability or present other unfavorable features. All outstanding loans to executive officers and directors are current in their payments.

On March 17, 2014, the Company and Home Savings entered into a Consulting Agreement with Mr. Bevack, the former President and Chief Executive Officer of the Company and Home Savings, for a period of two years from the first business day following Mr. Bevack’s retirement on March 31, 2014. Under the Consulting Agreement, the Company and the President and Chief Executive Officer of the Company may, from time to time, request consulting advice and services. In exchange for his services, Mr. Bevack receives a monthly consulting fee of $32,187.50, payable in a lump sum on the seventh month of the term for the first seven monthly payments, and then payable monthly each month thereafter, for total compensation of $772,500 during the term of the Consulting Agreement.

Other than the transactions set forth above, we had no other related person transactions as defined in Regulation S-K Item 404(a).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information about the only persons known to the Company to own beneficially more than 5% of our outstanding common shares as of the record date (March 4, 2015):

Name and address	Amount and nature of beneficial ownership		Percent of shares outstanding
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,041,573	(1)	6.39%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	2,758,303	(2)	5.79%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	3,882,242	(3)	8.15%

(1)	The information is based on Schedule 13G/A filed with the SEC on January 27, 2016 by Blackrock, Inc., reporting on beneficial ownership as of December 31, 2015. According to the filing, BlackRock, Inc. has sole voting power over 2,994,161 shares and sole dispositive power over 3,041,573 of the shares reported.
(2)	The information is based on Schedule 13G/A filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP, reporting on beneficial ownership as of December 31, 2015. According to the filing, Dimensional Fund Advisors LP has sole voting power over 2,656,394 shares and sole dispositive power over 2,758,303 of the shares reported.
(3)	The information is based on Schedule 13G filed with the SEC on February 11, 2016 by Wellington Management Group LLP, reporting on beneficial ownership as of December 31, 2015. According to the filing, Wellington Group Holdings LLP possesses shared voting and dispositive power over 3,882,242 of the shares reported; Wellington Investment Advisors Holdings LLP possesses shared voting and dispositive power over 3,882,242 of the shares reported; and Wellington Management Company possesses shared voting and dispositive power over 3,882,242 of the shares reported. Wellington Management Group LLP, as the parent holding company of these certain holding companies, possesses shared voting and dispositive power over 3,882,242 of the shares reported

Security Ownership of Management

The following table sets forth information regarding the number of the Company’s common shares beneficially owned by each director and executive officer as of March 4, 2016, the record date (the Company’s insider trading policy does not permit hedging or pledging of shares by directors or executive officers, so none of the shares set forth below have been pledged by any executive officer or director):

	Amount and nature of beneficial ownership
Name and address (1)	Sole voting or investment power		Shared voting or investment power		Percent of shares outstanding
Marty E. Adams	191,824	(2)	—		*
Zahid Afzal	52,959	(2)	—		*
Patrick W. Bevack	326,471	(2)	11,200	(3)	*
Lee J. Burdman	56,890	(2)	126,609	(4)	*
Scott N. Crewson	4,221	(2)	94,493	(5)	*
Timothy W. Esson	144,774	(2)	—		*
Matthew T. Garrity	83,051	(2)	49,706	(6)	*
Scott D. Hunter	72,199	(2)	—		*
Jude J. Nohra	192,785	(2)	1,949	(7)	*
Barbara J. Radis	45,596		—		*
Richard J. Schiraldi	197,362	(2)	—		*
Gary M. Small	157,824		—		*
Ellen J. Tressel	8,412	(2)	—		*
All current directors and current executive officers as a group (13 persons)	1,579,964	(2)	283,957		3.88%

*	Less than one percent of the total outstanding.
(1)	Each of the persons listed in this table may be contacted at the Company’s address.
(2)	Includes the following number of shares that may be acquired upon the exercise of options awarded under the 1999, 2007, and 2015 Plans: each of Messrs. Adams, Afzal, Burdman and Hunter – 4,000; Mr. Bevack – 121,421; Mr. Esson – 32,000; Mr. Garrity – 60,000; Mr. Nohra – 69,785; Mr. Schiraldi – 47,513; and directors and executive officers as a group – 346,719.
(3)	Shares jointly owned with Mr. Bevack’s spouse.
(4)	Includes 15,000 shares owned by Purple Burd Limited Partnership, 45,909 shares owned by KB Kidz Limited Partnership, 40,000 shares owned by Kenneth Burdman Marital Exempt Trust, and 10,000 shares owned by BLS Realty Corp., over all of which Mr. Burdman has shared voting and investment power, 15,000 shares owned by Mr. Burdman’s spouse, and 700 shares owned by Mr. Burdman’s son.
(5)	Shares jointly owned with Mr. Crewson’s spouse.
(6)	Shares jointly owned with Mr. Garrity’s spouse.
(7)	Shares owned by Mr. Nohra’s spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of our common shares, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and to provide the Company with a copy of such form. Based on our review of the copies of such forms we have received, we believe that our executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2015, except that Matthew T. Garrity filed two late Form 4s reporting two transactions.

PROPOSAL 3 – RATIFICATION OF THE SELECTION OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Crowe Horwath as our independent registered public accounting firm for the 2016 fiscal year. The Board is requesting that the shareholders ratify this selection. If the shareholders do not ratify the selection of Crowe Horwath, the selection may be reconsidered by the Audit Committee.

Management expects that a representative from Crowe Horwath will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Audit Fees

The Audit Committee is responsible for, among other things, engaging an accounting firm to audit our financial statements and internal control over financial reporting. The independent accountants may not provide the non-audit services described in Section 10A(g) of the Exchange Act, but may provide other non-audit services, including tax services, if, and only if, approved in advance by the Audit Committee. The Audit Committee may delegate to a subcommittee its authority to approve audit and non-audit services, provided that decisions of the subcommittee are presented to the full Audit Committee for action at its next meeting

The aggregate fees billed by Crowe Horwath LLP to the Company for the years ended December 31, 2015 and 2014 are shown in the table below. All services related to these fees were approved in advance by the Audit Committee.

	2015	2014
Audit Fees	$362,460	$373,000
Audit-Related Fees	—	—
Tax Fees(1)	48,935	57,300

(1)	Includes fees for services related to the preparation of various federal, state and local income tax returns and various consulting services.

Audit and Non-Audit Pre-Approval Policy

In accordance with applicable laws and regulations, the Company has adopted the Preapproval Policy on use of Independent Auditor for Non-Audit Services. The policy governs the use of our external auditor for any purpose other than the audit. Audit services includes all services performed to comply with the audit, including services in connection with statutory and regulatory filings such as comfort letters, statutory audits, attest services, consents and reviews of quarterly information and procedures required in connection with SEC filings.

The policy provides that the Company will not use the outside auditor for any “incompatible services” as defined under applicable law, and that the Audit Committee will not engage the outside auditor to perform any services unless the committee, acting as the full committee or through a designee, concludes that the service, and the extent of the engagement, are designed in a way that ensures the independence of the audit.

Applicable law authorizes the Committee to delegate preapproval to one or more committee members who are independent directors of the Board, and the Committee designated the Chairman of the Audit Committee to be that designee. All decisions of the designee to preapprove a non-audit service are presented to the full Committee at its next scheduled meeting. The Chairman, as the designee, shall have the authority to preapprove non-audit services that do not exceed 5% of the fees paid to the auditor in the fiscal year that the services are provided. This 5% limitation will be based upon the auditor’s quote of proposed fees for services to be rendered in the fiscal year that the services are provided. Any amounts exceeding the 5% limitation shall be referred to the full Committee for approval consideration.

The Committee or Chairman, as the designee, will evaluate all non-audit services against the criteria described in our policy. As part of the evaluation, the Committee or the Chairman, as its designee, also will discuss the potential impairment of auditor independence with management. If the results of the evaluation lead to approval of the service, such approval is documented in the Committee’s minutes.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing our accounting and internal auditing functions and controls as well as our loan review function and for engaging an independent registered public accounting firm to audit our financial statements and internal controls over financial reporting. The Audit Committee has adopted a charter to set forth its responsibilities.

As required by the Charter, the Audit Committee received and reviewed the report of Crowe Horwath regarding the results of their audit, as well as the written disclosures and the letter from Crowe Horwath as required by Independence Standards Board Standard No. 1. The Audit Committee reviewed and discussed the audited financial statements with the management of the Company. A representative of Crowe Horwath also discussed with the Audit Committee the independence of Crowe Horwath from the Company, as well as the matters required to be discussed by Statement of Auditing Standards 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Discussions between the Audit Committee and the representative of Crowe Horwath, as well as written communications received from Crowe Horwath, included the following:

•	Crowe Horwath’s responsibilities in accordance with standards of the Public Company Accounting Oversight Board;

•	The initial selection of, and whether there were any changes in, significant accounting policies or their application;

•	Management’s judgments and accounting estimates;

•	Whether there were any significant corrected or uncorrected audit adjustments;

•	Whether there were any disagreements with management;

•	Whether Crowe Horwath became aware of any consultation of the Company’s management with other accountants;

•	Whether there were any major issues discussed with management prior to Crowe Horwath’s retention;

•	Whether Crowe Horwath encountered any difficulties in performing the audit;

•	Crowe Horwath’s judgments about the quality of the Company’s accounting principles;

•	Crowe Horwath’s responsibilities for information prepared by management that is included in documents containing audited financial statements; and

•	Other matters.

Based on its review of the financial statements and its discussions with management and the representative of Crowe Horwath, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted by the members of the Audit Committee:

Zahid Afzal, Chairman

Lee J. Burdman

Scott D. Hunter

Scott N. Crewson

Richard J. Schiraldi

The Board recommends that you vote FOR ratification of Crowe Horwath as our independent registered public accounting firm.

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION

Under the Company’s current Articles of Incorporation, any matters that are brought to shareholders for a vote, other than certain matters that specifically call for a higher standard, must be approved by a majority of the shares outstanding. This is an unusually high standard for a public company. The result is that, on a matter such as the approval of our compensation program, the Company may receive overwhelming support from those shareholders who cast their votes, and, yet, the proposal may be close to not passing because such a small percentage of shareholders cast their votes at all. For instance, at the 2015 annual shareholder meeting, an overwhelming majority of the shares cast, 93.6%, voted in favor of our compensation program. Yet, only 59.7% of all outstanding shares entitled to vote voted in favor of our compensation program. To further demonstrate the disparity that could exist, at our 2014 annual shareholder meeting, 58.2% of those shareholders present by proxy or in person voted in favor of our compensation program. However, under the current Articles of Incorporation, the vote of a majority of all outstanding shares, or more than 25,277,140 shares were required to approve our compensation program, and we received only 43.0% of the outstanding shares voting in favor. This is because so many shareholders are retail shareholders who do not return their proxies and vote at the annual meeting.

The Board has evaluated the Company’s voting requirements and other governance policies on numerous occasions. In each case, the Board has considered governance trends, our shareholders’ interests and any direct feedback from our largest shareholders through our shareholder engagement efforts. After carefully considering all of the consequences, the Board determined that reducing the voting requirement from a shares outstanding requirement to a votes cast requirement is in the best interest of our shareholders as such change would:

•	Bring our Articles in line with those of many other public companies;

•	Correct the unintended negative weight given to abstention and broker non-votes when, in fact, neither abstentions nor broker non-votes represent actual votes cast on any particular matter;

•	Reduce the expense incurred by the Company related to the use of a proxy solicitor in order to ensure that the current high voting requirement can be met; and

•	Create a consistent standard to be applied in all matters requiring shareholder approval, whether proposed by the Company or a shareholder.

The text of the proposed amendment to the Articles of Incorporation is attached as Exhibit A to this proxy statement. This amendment will benefit all shareholders who vote and will bring the Articles in line with best industry practices and standards. The Company believes that those shareholders who exercise their right to vote should have the opportunity to decide what proposals they want to endorse.

The Board is asking you to approve the following resolution, which will be submitted for a shareholder vote at the Annual Meeting:

“RESOLVED, that Article Sixth of the Articles of Incorporation be amended as set forth in Exhibit A.”

For these reasons, the Board of Directors of the Company recommends that the shareholders vote FOR the Amendment to the Company’s Articles of Incorporation.

PROPOSALS OF SHAREHOLDERS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any proposals of qualified shareholders intended to be included in the proxy statement for the 2017 Annual Meeting of Shareholders of the Company should be sent to the Company by certified mail and must be received by the Company not later than November 14, 2016. In addition, if a shareholder intends to present a proposal at the 2017 Annual Meeting without including the proposal in the proxy materials related to that meeting, then written notice of the proposal must be received by the Company on or before February 1, 2017, or it will be considered untimely. In that case, the proxies designated by the Board for the 2017 Annual Meeting of Shareholders may, in such proxies’ discretion, vote on any such proposal any of the shares for which they have been appointed as proxies without mention of the proposal in the proxy statement or on the proxy card for the 2017 Annual Meeting.

Shareholders may send written communications to the Board or any of the directors c/o Secretary, United Community Financial Corp., 275 West Federal Street, Youngstown, Ohio 44503-1203. All communications will be compiled by the Secretary and submitted to the Board or the individual directors.

OTHER MATTERS

Management knows of no other business that may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on any other matters that may be brought before the Annual Meeting.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU HOLD YOUR SHARES IN “STREET NAME” WITH A BROKER OR OTHER NOMINEE, WE ENCOURAGE YOU TO PROMPTLY PROVIDE YOUR BROKER OR OTHER NOMINEE WITH VOTING INSTRUCTIONS IF YOU WANT YOUR SHARES VOTED AND TO CAREFULLY FOLLOW THE INSTRUCTIONS YOUR BROKER GIVES YOU PERTAINING TO THEIR PROCEDURES. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO EITHER VOTE ELECTRONICALLY OR TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

Youngstown, Ohio	Jude J. Nohra
March 14, 2016	General Counsel & Secretary

EXHIBIT A

PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

OF UNITED COMMUNITY FINANCIAL CORP.

(Additions are underlined, deletions are struck-out)

Article Sixth of the Articles of Incorporation shall be amended as follows:

“SIXTH: Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise any proportion of the voting power of the corporation or of any class or classes thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise not less than a majority of the ~~voting power of the corporation or of such class or classes~~votes cast on such action. For purposes of clarity, “abstentions,” “withheld” votes and “broker non-votes” shall not be counted as a vote cast with respect to such action. Notwithstanding the forgoing~~; provided, however, that~~, if the board of directors of the corporation shall recommend against the approval of any of the following matters, the affirmative vote of the holders of shares entitling them to exercise not less than eighty percent (80%) of the voting power of any class or classes of shares of the corporation which entitle the holders thereof to vote in respect of any such matter as a class shall be required to adopt:

(A)	A proposed amendment to the Articles of Incorporation of the corporation;

(B)	A proposed amendment to the Code of Regulations of the corporation;

(C)	A proposal to change the number of directors by action of the shareholders;

(D)	An agreement of merger or consolidation providing for the proposed merger or consolidation of the corporation with or into one or more other corporations;

(E)	A proposed combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval;

(F)	A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of the corporation; or

(G)	A proposed dissolution of the corporation.”

A-1

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 28, 2016.
Vote by Internet
• Go to www.envisionreports.com/UCFC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4:

1. The re-election of three directors for three year terms expiring in 2019:

	For	Withhold		For	Withhold		For	Withhold	Ê
01 - Zahid Afzal	☐	☐	02 - Patrick W. Bevack	☐	☐	03 - Scott N. Crewson	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	An advisory vote to approve the compensation of UCFC’s named executive officers.	☐	☐	☐	3.	The ratification of the selection of Crowe Horwath LLP, certified public accountants, as the auditors of UCFC for the current fiscal year.	☐	☐	☐

4.	The approval and adoption of an amendment to the shareholder vote requirement contained in UCFC’s Articles of Incorporation.	☐	☐	☐

 B   Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your Stock Certificate(s). Executors, administrators, trustees, guardians, attorneys and agents should give their full titles.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X	Ê

02ASVB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — UNITED COMMUNITY FINANCIAL CORP.

2016 ANNUAL MEETING OF SHAREHOLDERS — April 28, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNITED COMMUNITY FINANCIAL CORP.

The undersigned shareholder of United Community Financial Corp. (“UCFC”) hereby constitutes and appoints Jude J. Nohra, as the Proxy of the undersigned with full power of substitution and resubstitution, to vote at the Annual Meeting of Shareholders of UCFC to be held at the Deyor Performing Arts Center, 260 W Federal St, Youngstown, Ohio, in the Ford Family Recital Hall at the Eleanor Beecher Flad Pavilion, on April 28, 2016, at 10:00 a.m. Eastern Time (the “Annual Meeting”), all of the shares of UCFC that the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:

The undersigned also appoints the Proxies to vote, in their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

IMPORTANT: Please sign and date this Proxy on the reverse side.

The Board of Directors recommends a vote “FOR” all nominees and “FOR” proposals 2, 3 and 4 above.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR all nominees and FOR proposals 2, 3 and 4 above.

All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement is hereby acknowledged.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED FOR MAILING IN THE USA.